Exhibit 10.1
EXECUTION VERSION
PUBLISHED CUSIP NUMBER: 48917MAA0

$500,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
among
KENNAMETAL INC.
and
KENNAMETAL EUROPE GmbH,
as Borrowers
The Several Lenders From Time To Time Parties Hereto,
PNC BANK, NATIONAL ASSOCIATION and
JPMORGAN CHASE BANK, N.A.,
As the Co-Syndication Agents,
CITIZENS BANK OF PENNSYLVANIA and
BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY,
As the Co-Documentation Agents,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent
Dated as of June 25, 2010

BANC OF AMERICA SECURITIES LLC,
PNC CAPITAL MARKETS LLC and
J.P. MORGAN SECURITIES INC.,
as Joint Book Managers
and
BANC OF AMERICA SECURITIES LLC,
PNC CAPITAL MARKETS LLC and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

SCHEDULES:

1(a)	Foreign Borrowers and Aggregate Foreign Sublimit
1(b)	Mandatory Cost Formulae
1.1	Commitments
2.6	Designated Letters of Credit
3.12(d)	Pension Plans
3.15	Environmental Disclosures
3.19	Subsidiaries
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.5	Affiliate Transactions
6.10	Permitted Dispositions
9.6	Processing and Recordation Fees
EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D-1	Form of Legal Opinion of Buchanan Ingersoll Professional Corporation
D-2	Form of Legal Opinion of CMS von Erlach Henrici
E	Intentionally Omitted
F	Form of Administrative Questionnaire
G	Form of Issuing Lender Agreement
H	Form of Guarantee
I	Form of Note
J	Form of Foreign Borrower Request and Assumption Agreement
K	Form of Foreign Borrower Notice

     THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 25, 2010, among KENNAMETAL INC., a Pennsylvania corporation (the “Company”), KENNAMETAL EUROPE GmbH, a limited liability company organized under the laws of Switzerland and a wholly-owned Foreign Subsidiary of the Company, and any other wholly-owned Foreign Subsidiary of the Company which becomes a Foreign Borrower hereunder pursuant to the terms hereof (collectively, the “Foreign Borrowers” and each a “Foreign Borrower”; and the Foreign Borrowers together with the Company, collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., LONDON BRANCH, as Euro Swingline Lender, PNC BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), CITIZENS BANK OF PENNSYLVANIA and BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as co-documentation agents (in such capacity, the “Co-Documentation Agents”) and Bank of America, N.A., as administrative agent.
RECITALS
     WHEREAS, the Company, Kennametal Europe GmbH, the lenders and agents party thereto (the “Existing Lenders”), are parties to that Existing Credit Agreement (as hereinafter defined), pursuant to which the Existing Lenders have made loans and other extensions of credit to the Company;
     WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement, and the Lenders are willing to make loans and other extensions of credit to the Borrowers, all on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Credit Agreement), the Borrowers, the Administrative Agent and the Lenders hereby agree that, as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein and parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurocurrency Rate for an Interest Period of one month beginning on such day plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its “prime rate” (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “ABR Applicable Margin”: the ABR Applicable Margin will be determined pursuant to the Pricing Grid.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

          “Act”: as defined in Section 9.16.
          Adjustment Date. The first Business Day immediately following the date of delivery of a Compliance Certificate (or if such Compliance Certificate is not so delivered, the date such Compliance Certificate is to be delivered) by the Company pursuant to Section 5.2.
          “Administrative Agent”: Bank of America, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Administrative Questionnaire”: an Administrative Questionnaire in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
          “Affected Foreign Currency”: as defined in Section 2.22(c).
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.
          “Aggregate Foreign Sublimit”: means, at any time and with respect to the Foreign Borrowers, the aggregate principal amount at any one time outstanding not to exceed $150,000,000. The Aggregate Foreign Sublimit is part of, and not in addition to, the Total Commitments.
          “Agreement”: as defined in the preamble hereto.
          “Agreement Currency”: as defined in Section 2.29(b).
          “Applicable Creditor”: as defined in Section 2.29(b).
          “Applicable Pension Legislation”: at any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower, including without limitation, the Pension Act and ERISA.
          “Applicant Borrower”: as defined in Section 2.33(a).
          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open or amend a Letter of Credit.
          “Approved Fund”: means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignee”: as defined in Section 9.6(b)(i).
          “Assignee Group”: two or more Assignees (approved, if required, in accordance with Section 9.6(b)(i)) that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
          “Assured Obligation”: as defined in the term “Guarantee Equivalent”.
          “Attributable Debt”: as of any date of determination, the aggregate amount of the outstanding Investment by third parties in respect of each Qualified Receivables Transaction.
          “Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Outstanding Extensions of Credit.
          “Bank of America”: Bank of America, N.A., a national banking association.
          “Benefited Lender”: as defined in Section 9.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower Materials”: as defined in Section 5.2.
          “Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or Section 2.5 as a date on which the applicable Borrower requests the Lenders to make Revolving Loans, Swingline Loans or Euro Swingline Loans, as the case may be, hereunder.
          “Borrowing Percentage”: with respect to Dollar Revolving Loans to be made by any Lender at any time, the ratio (expressed as a percentage) of the amount of such Lender’s Available Commitment at such time to the aggregate amount of the Available Commitments of all the Lenders at such time; provided, that in determining any Lender’s Available Commitment for purpose of determining such Lender’s Borrowing Percentage of any such Dollar Revolving Loans whose proceeds will be simultaneously applied to repay Swingline Loans or to pay Reimbursement Obligations, such Lender’s Revolving Percentage of the amount of such Swingline Loans and Reimbursement Obligations will not be considered Outstanding Extensions of Credit of such Lender (such Borrowing Percentage of each Lender at any time to be calculated by the Administrative Agent on the basis of its most recent calculations of the Available Commitments of the Lenders).
          “Business”: as defined in Section 3.15(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that, when used in connection with a Eurocurrency Revolving Loan, the term “Business Day” shall also exclude any day that is not a London Banking Day; provided, further, when used in connection with Eurocurrency Loans denominated in Euros, the term “Business Day” shall also exclude any day on which the Trans-European Automated RealTime Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euros.
          “Calculation Date”: (a) with respect to any Loan, each of the following: (i) each Borrowing Date with respect to, and each date of any continuation of an Interest Period with respect to, a Multicurrency Loan and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i)

each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in a Foreign Currency, (iv) in the case of the Designated Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or any Issuing Lender shall determine or the Required Lenders shall require.
          “Canadian Dollars” and “C$”: the lawful currency of Canada.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Collateral Account”: as defined in Section 2.17(a).
          “Cash Collateralize”: means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lender, Swingline Lender or Euro Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, Obligations in respect of Euro Swingline Loans, or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender, Swingline Lender or Euro Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender, the Swingline Lender or the Euro Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services or P-I by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s Ratings Services or A by Moody’s Investors Service, Inc.; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
          “Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 25, 2010.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agents”: as defined in the preamble hereto.
          “Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans (which, in the case of Multicurrency Lenders, includes Multicurrency Loans) and participate in Swingline Loans (and, in the case of Multicurrency Lenders, participate in Euro Swingline Loans) and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $500,000,000.
          “Commitment Period”: the period from and including the Closing Date to the Termination Date.
          “Company Guarantee”: the guarantee by the Company of the Foreign Obligations of each Foreign Borrower pursuant to Section 2.34.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.
          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.24, 2.25, 2.26 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Consolidated Adjusted Interest Expense”: for any period, the interest expense of the Company and its consolidated Subsidiaries for such period (exclusive of nonrecurring fees which the Company or its consolidated Subsidiaries expense as interest expense), all as determined on a consolidated basis in accordance with GAAP.
          “Consolidated EBITDA”: for any period and without duplication (a) the sum for such period of (i) Consolidated Net Income, (ii) interest expense of the Company and its consolidated Subsidiaries (inclusive of nonrecurring fees which the Company or its consolidated Subsidiaries expense as interest expense), (iii) charges against income of the Company and its consolidated Subsidiaries for foreign, federal, state and local income taxes, and (iv) depreciation and amortization expense of the

Company and its consolidated Subsidiaries, minus (b) extraordinary gains to the extent included in determining such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP, plus (c) any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its consolidated Subsidiaries; provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made except to the extent described in clause (d) hereof, plus (d) for any four fiscal quarter period commencing on or after July 1, 2008, any cash restructuring charges of the Company and its consolidated Subsidiaries (including cash payments in respect of non-cash restructuring charges taken in a prior period) incurred during that four fiscal quarter period to the extent that such cash restructuring charges when added with all cash restructuring charges (including cash payments in respect of non-cash restructuring charges taken in a prior period) of the Company and its consolidated Subsidiaries incurred on or after July 1, 2008 and prior to that four fiscal quarter period do not exceed an aggregate cumulative amount of $134,000,000.
          “Consolidated Interest Coverage Ratio”: as of the last day of any fiscal quarter, (a) Consolidated EBITDA, divided by (b) Consolidated Adjusted Interest Expense, in each case for the four fiscal quarters ending on such day, considered as a single accounting period and expressed as a ratio. If any acquisition of a business occurs during such period, each element of the Consolidated Interest Coverage Ratio shall be calculated on a pro forma basis as if the acquisition had been made, and any Indebtedness or other obligations issued or incurred in connection therewith had been issued or incurred, as of the first day of such period. In making such pro forma calculation of the Consolidated Adjusted Interest Expense with respect to Indebtedness or other obligations issued or incurred in connection with the acquisition, interest expense thereon shall be calculated on the basis of an interest rate per annum not less than the one-month Eurocurrency Rate as of the last day of such period plus a Eurocurrency Applicable Margin determined on the basis of the Company’s Debt Rating as of the last day of such period. If the Company issues capital stock for cash during such period and promptly applies the net proceeds thereof to permanent reduction of Indebtedness of the Company or its consolidated Subsidiaries, Consolidated Adjusted Interest Expense for such period shall be calculated on a pro forma basis as if such permanent reduction of Indebtedness had been made as of the first day of such period.
          “Consolidated Leverage Ratio”: as of the last day of any fiscal quarter, (a) the result of (x) aggregate Indebtedness of the Company and its consolidated Subsidiaries as of such day, minus (y) any Unrestricted Domestic Cash in excess of $25,000,000 as of such day, divided by (b) Consolidated EBITDA for the four fiscal quarters ending on such day, considered as a single accounting period and expressed as a ratio. If any acquisition of a business occurs during such period, Consolidated EBITDA shall be calculated on a pro forma basis as if such acquisition had been made as of the first day of such period.
          “Consolidated Net Income”: for any period, the net earnings (or loss) after taxes of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Tangible Assets”: at any date, the total amount of assets of the Company and its consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets, determined in accordance with GAAP.
          “Continuing Directors”: the directors of the Company on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least 50% of the then Continuing Directors.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Co-Syndication Agents”: as defined in the preamble hereto.
          “Debt Rating”: as defined in the term “Pricing Grid”.
          “Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Deemed Guarantor”: as defined in the term “Guarantee Equivalent”.
          “Deemed Obligor”: as defined in the term “Guarantee Equivalent”.
          “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Defaulting Lender”: subject to Section 2.37(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, Euro Swingline Loans or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that, in the case of any act or occurrence under this clause (d) relating to a direct or indirect parent, the Administrative Agent reasonably believes that such Lender’s ability to perform its funding obligations hereunder could reasonably be impacted; it being understood that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
          “Designated Letter of Credit”: each letter of credit issued by an Issuing Lender under the Existing Credit Agreement or otherwise that is designated on the Closing Date by the Company, with the consent of such Issuing Lender, as a “Letter of Credit” hereunder in such Issuing Lender’s Issuing Lender Agreement and in Schedule 2.6.
          “Disqualified Capital Stock”: any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Termination Date.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollar Equivalent”: at any time as to any amount denominated in a Foreign Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Dollar Revolving Loans”: as defined in Section 2.1(a).
          “Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
          “Eurocurrency Applicable Margin”: the Eurocurrency Applicable Margin will be determined pursuant to the Pricing Grid.

          “Eurocurrency Base Rate”: with respect to an Interest Period pertaining to any Eurocurrency Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period (or, in the case of Eurocurrency Loans denominated in Sterling, 11:00 a.m., London time, on the first London Banking Day of such Interest Period), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in immediately available funds for an amount approximately equal in principal amount to the portion of such Eurocurrency Tranche of the Lender serving as Administrative Agent and with a term equivalent to such Interest Period that would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period (or, in the case of Eurocurrency Loans denominated in Sterling, 11:00 a.m., London time, on the first London Banking Day of such Interest Period).
          “Eurocurrency Loans”: Loans the rate of interest applicable to which is based on clause (a) of the definition of “Eurocurrency Rate”.
          “Eurocurrency Rate”: (a) with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate

1.00 — Eurocurrency Reserve Requirements
          (b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for deposits in the relevant currency being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
          “Eurocurrency Reserve Requirements”: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements.
          “Eurocurrency Revolving Loan”: any Revolving Loan which is a Eurocurrency Loan.
          “Eurocurrency Tranche”: the collective reference to Eurocurrency Loans denominated in the same currency made by the Lenders to a Borrower, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurocurrency Loans shall originally have been made on the same day).
          “Euros” and “€”: the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.
          “Euro Swingline Commitment”: the obligation of the Euro Swingline Lender to make Euro Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed the Foreign Currency Equivalent for Euros of $10,000,000. The Euro Swingline Commitment is part of, and not in addition to, the Total Commitments.
          “Euro Swingline Lender”: Bank of America, N.A., London Branch, in its capacity as the lender of Euro Swingline Loans
          “Euro Swingline Loans”: as defined in Section 2.4(c).
          “Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Exchange Rate”: for a currency means the rate determined by the Administrative Agent or the applicable Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that applicable Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.
          “Excluded Taxes”: with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section

2.25(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.28), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.25(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.25(a)(ii) or Section 2.25(c), and (e) any Taxes imposed on any “withholdable payment” payable to such recipient because it does not satisfy the applicable requirements as set forth in FATCA to avoid such Taxes after December 31, 2012.
          “Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of March 21, 2006, as amended, among the Company, as the borrower, Kennametal Europe GmbH, as a foreign borrower, the lenders from time to time parties thereto, KeyBank National Association and National City Bank of Pennsylvania, as co-syndication agents, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as the co-documentation agents, and Bank of America, N.A., as administrative agent.
          “Existing Lenders”: as defined in the Recitals.
          “Facility Fee Rate”: the Facility Fee Rate as determined pursuant to the Pricing Grid.
          “FASB ASC Topic 350”: FASB ACT Topic 350 (Intangibles — Goodwill and Other).
          “FATCA” means Sections 1471 through 1474 of the Code and any regulation or official interpretations thereof.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter(s)”: means any or each of the following: (a) the letter agreement, dated May 27, 2010, among the Company, the Administrative Agent and BAS; (b) the letter agreement, dated May 27, 2010, among the Company, PNC Bank, National Association and PNC Capital Markets LLC; (c) the letter agreement, dated May 27, 2010, among the Company, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., and (d) any other fee letter entered into between the Company and any additional Issuing Lender.
          “Fitch”: Fitch Investors Services, Inc. and any successor thereto.
          “Foreign Borrower”: as defined in the preamble hereto.
          “Foreign Borrower Notice”: as defined in Section 2.33(a).
          “Foreign Borrower Exposure”: as to any Foreign Borrower at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (including the Dollar Equivalent thereof in the case of Multicurrency Loans) made to such Foreign Borrower then outstanding, (b) all L/C Obligations then outstanding in respect of Letters of Credit issued for the account of such Foreign Borrower and (c) the Dollar Equivalent of the aggregate principal amount of all Euro Swingline Loans made to such Foreign Borrower then outstanding.
          “Foreign Borrower Request and Assumption Agreement”: as defined in Section 2.33(a).
          “Foreign Currency”: Euros, Canadian Dollars, Sterling and Yen.
          “Foreign Currency Equivalent”: at any time as to any amount denominated in Dollars, the equivalent amount in the relevant Foreign Currency as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency with Dollars on the date of determination thereof.
          “Foreign Lender”: any Lender that is organized under the Laws of a jurisdiction other than that in which the Company is resident for tax purposes (including such a Lender when acting in the capacity of the Issuing Lender). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Obligations”: all Obligations of the Foreign Borrowers (or any of them).
          “Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.
          “Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Borrowing Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Euro Swingline Lender or the Swingline Lender, as applicable, such Defaulting Lender’s Borrowing Percentage of Euro Swingline Loans or Swingline Loans, as applicable, other than Euro Swingline Loans or Swingline Loans, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “Funding Currency”: as defined in Section 9.7(c).
          “Funding Office”: the office or offices of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1 and the Pricing Grid, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1, except for the adoption of FASB ASC Topic 350.
          “Governmental Authority”: the government of the United States or any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Granting Lender”: as defined in Section 9.6(g).
          “Group Members”: the collective reference to the Company and its Subsidiaries (including each of the Foreign Borrowers).
          “Guarantee”: the Third Amended and Restated Guarantee, dated as of June 25, 2010, by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H, as the same may be supplemented from time to time in accordance with Section 5.10 hereof.
          “Guarantee Equivalent”: a Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guarantee Equivalent in respect of any obligation (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guarantee Equivalent shall be deemed to exist if a Deemed Guarantor enters into, agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (d) a transaction having the characteristics of a take-or-pay or throughput contract, (e) be or become liable, contingently or otherwise, to reimburse a third party in respect of a letter of credit, surety bond or other form of credit support issued for the account of the Deemed Obligor, which letter of credit, surety bond or other credit support is used or available for use to supply funds for the satisfaction of an Assured Obligation, or (f) any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation; provided, however, that the term Guarantee Equivalent shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Equivalent of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Equivalent is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Equivalent, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Equivalent shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
          “Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Honor Date”: as defined in Section 2.8(a).

          “Immaterial Subsidiary”: any Subsidiary that has assets with a total book value and fair market value of less than $10,000,000.
          “Indebtedness”: of a Person (without duplication): (a) all obligations on account of money borrowed by, or for or on account of deposits with or advances to, such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business), (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed, and without regard to any limitation of the rights and remedies of the holder of such Lien to repossession or sale of such property), (e) all obligations of such Person under leases which are, or which should in accordance with GAAP be accounted for as, Capital Lease Obligations (without regard to any limitation of the rights and remedies of the lessor under such capitalized lease to repossession or sale of such property), (f) the unreimbursed amount of all drawings under any letter of credit issued for the account of such Person, (g) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person, (h) the maximum repurchase price of any Disqualified Capital Stock of such Person, (i) all Indebtedness of others as to which such Person is the Deemed Guarantor under a Guarantee Equivalent, and (j) all Attributable Debt and other obligations in respect of Qualified Receivables Transactions but only to the extent that such Attributable Debt and other obligations appear on the balance sheet of such Person as a liability.
          “Indemnitee”: as defined in Section 9.5(b).
          “Indemnified Liabilities”: as defined in Section 9.5(b).
          “Indemnified Taxes”: Taxes other than Excluded Taxes.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) with respect to any Swingline Loan, the date established as such by the Company and the Swingline Lender prior to the making thereof (but in any event no later than the Termination Date), (e) with respect to any Euro Swingline Loan, the date established as such by the applicable Foreign Borrower and the Euro Swingline Lender prior to the making thereof (but in any event no later than the Termination Date) and (f) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

          “Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two or three weeks or one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two or three weeks or one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, in the case of Revolving Loans denominated in Dollars, and 3:00 P.M., London time, in the case of Multicurrency Loans, three Business Days (or four Business Days in the case of Multicurrency Loans denominated in Yen) prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and
     (iii) with respect to Eurocurrency Rate Loans having an Interest Period of one month or more, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: as defined in Section 6.11.
          “ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents”: with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by the Issuing Lender and any Borrower or in favor of the Issuing Lender that relate to such Letter of Credit.
          “Issuing Lender”: any Lender designated as an Issuing Lender in an Issuing Lender Agreement executed by such Lender, the applicable Borrowers and the Administrative Agent; provided, that the Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by any of its Lender Affiliates (in which case the term “Issuing Lender” shall include such Lender Affiliate with respect to Letters of Credit issued by such Lender Affiliate).
          “Issuing Lender Agreement”: an agreement, substantially in the form of Exhibit G, executed by a Lender, the applicable Borrowers, and the Administrative Agent pursuant to which such Lender agrees to become an Issuing Lender hereunder.
          “Joint Book Managers”: Banc of America Securities LLC, PNC Capital Markets LLC and J.P. Morgan Securities Inc., in their capacities as joint book managers.
          “Joint Lead Arrangers”: Banc of America Securities LLC, PNC Capital Markets LLC and J.P. Morgan Securities Inc., in their capacities as joint lead arrangers.

          “Judgment Currency”: as defined in Section 2.29(b).
          “Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “L/C Advance”: with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an extension of credit under Section 2.1.
          “L/C Commitment”: $50,000,000. The L/C Commitment is part of, and not in addition to, the Total Commitments.
          “L/C Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of Letters of Credit issued in Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit (including the Dollar Equivalent of drawings in Foreign Currencies which have not been converted to Dollars) that have not then been reimbursed pursuant to Section 2.9.
          “L/C Participants”: the collective reference to all the Lenders other than the relevant Issuing Lender.
          “Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
          “Letters of Credit”: as defined in Section 2.6(a).
          “Letter of Credit Fees”: as defined in Section 2.14(c).

          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Liens” shall not include provisions in agreements governing Indebtedness permitted under Section 6.2(h) of Foreign Subsidiaries (or of Domestic Subsidiaries relating to borrowings by foreign divisions thereof), and in guaranties of such Indebtedness by the Company or its Subsidiaries permitted under this Agreement, whereby the Company or a Subsidiary (i) has agreed, upon demand by the lender of such Indebtedness, either to grant Liens on its property to secure such Indebtedness or guaranty or to pay or cause to be paid such Indebtedness, or (ii) has granted Liens on property in the possession of the lender of such Indebtedness from time to time to secure such Indebtedness or guaranty; provided, that the Company or any Subsidiary (x) may not actually grant any Lien pursuant to the foregoing clause (i) or (y) may not actually permit any Lien to attach to any property described in the foregoing clause (ii), except, under the foregoing clause (ii), freely transferable deposits maintained with such lender and other cash equivalent items deposited with such lender in the ordinary course of the Company’s or such Subsidiary’s cash management operations and not for the purpose of securing obligations owed to such lender.
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Guarantee, the Notes, the Letters of Credit, any Application, any Issuing Lender Agreement, any agreement creating or perfection rights in Cash Collateral pursuant to the provisions of Section 2.36 of this Agreement, any Foreign Borrower Request and Assumption Agreement and any Foreign Borrower Notice.
          “Loan Parties”: each Group Member that is a party to a Loan Document.
          “London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1(b).
          “Margin Stock”: shall have the meaning of “margin stock” as defined in Regulation U.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.
          “Multicurrency Percentage”: as to any Multicurrency Lender at any time, the percentage which such Lender’s Multicurrency Subcommitment then constitutes of the aggregate amount of Multicurrency Subcommitments.

          “Multicurrency Lender”: each Lender with a Multicurrency Subcommitment.
          “Multicurrency Loans”: as defined in Section 2.1(c).
          “Multicurrency Revolving Percentage”: as to any Multicurrency Lender at any time, the percentage which such Multicurrency Lender’s Multicurrency Subcommitment then constitutes of the Multicurrency Sublimit or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Multicurrency Lender’s Multicurrency Loans then outstanding constitutes of the aggregate Multicurrency Loans then outstanding.
          “Multicurrency Subcommitment”: as to any Lender, the obligation of such Lender, if any, to make Multicurrency Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Subcommitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Multicurrency Subcommitments is $300,000,000.
          “Multicurrency Sublimit”: $300,000,000.
          “Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
          “Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.
          “Notes”: the collective reference to any promissory note evidencing Loans. Each Note shall be substantially in the form of Exhibit I hereto.
          “Obligations”: with respect to the Borrowers (or any of them), the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition under any Debtor Relief Laws, relating to any of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), including, without limitation, the Foreign Obligations and the Company Guarantee, in any case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers (or any of them) pursuant hereto) or otherwise.
          “Obligor Asset Threshold”: as defined in Section 6.11(d).
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (or the Dollar Equivalent thereof in the case of Multicurrency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of the Swingline Loans then outstanding and (d) such Lender’s Multicurrency Revolving Percentage (if any) of the aggregate principal amount of the Euro Swingline Loans then outstanding.
          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender, the Swingline Lender or the Euro Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
          “Participant”: as defined in Section 9.6(c)(i).
          “Participating Member State”: each state so described in any legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “PBGC”: the Pension Benefit Guaranty Corporation.
          “Pension Act”: the Pension Protection Act of 2006, as amended from time to time.
          “Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
          “Pension Plan”: any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrowers and any ERISA Affiliate and is either covered by Title IV of ERISA or any Applicable Pension Legislation or is subject to the minimum funding standards under Section 412 of the Code.
          “Permitted Liens”: as defined in Section 6.3.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) or any Applicable Pension Legislation, maintained for employees of any

Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
          “Platform”: as defined in Section 5.2.
          “Pricing Grid”: The Facility Fee Rate, Eurocurrency Applicable Margin, ABR Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate and Trade Letter of Credit Fee Rate shall be the percentages per annum set forth in the table below opposite the Pricing Level (with Pricing Level I being the lowest and Pricing Level V being the highest) determined by reference to the Debt Rating (as defined below) in effect at such time:

			Eurocurrency
			Applicable
			Margin and		Standby
			Swingline	ABR	Letter of	Trade Letter
Pricing	Debt Rating	Facility Fee	Applicable	Applicable	Credit Fee	of Credit Fee
Level	S&P/Moody’s	Rate	Margin	Margin	Rate	Rate
I	≥A-	0.25%	1.50%	0.50%	1.50%	1.00%
	≥A3

II	BBB+	0.30%	1.70%	0.70%	1.70%	1.125%
	Baa1

III	BBB	0.375%	1.875%	0.875%	1.875%	1.25%
	Baa2

IV	BBB-	0.45%	2.05%	1.05%	2.05%	1.35%
	Baa3

V	<BBB-	0.50%	2.50%	1.50%	2.50%	1.75%
	<Baa3
          For the purpose of determining the Pricing Level, “Debt Rating” means, as of any date of determination, the rating as determined by S&P and Moody’s (each a “Debt Rating” and collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that in the event that the Debt Ratings between S&P and Moody’s differ, (i) if the Debt Ratings issued by such rating agencies differ by one level, then the Pricing Level that is applicable to the higher Debt Rating shall apply, (ii) if there is a split in the Debt Ratings of more than one level, then the Pricing Level that is applicable to the Debt Rating that is one level lower than the higher Debt Rating shall apply, (iii) if there is only one Debt Rating, such Debt Rating shall apply, and (iv) if there is no Debt Rating from either S&P or Moody’s, then the Pricing Level that is applicable to the lowest Debt Rating set forth above shall apply and the Lenders and the Company agree to negotiate in good faith to determine an alternate pricing metric within thirty (30) days of the date that the Company no longer maintains a Debt Rating with S&P and Moody’s. From the Closing Date until such date that either of S&P or Moody’s changes its Debt Rating, the Facility Fee Rate, the Eurocurrency Applicable Margin, the ABR Applicable Margin, the Swingline Applicable Margin, the Standby Letter of Credit Rate and the Trade Letter of Credit Rate shall be as set forth in Pricing Level III in the table above.
          “Properties”: as defined in Section 3.15(a).
          “Purchasing Lender”: as defined in Section 9.7(c).
          “Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivables

Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivable.
          “Qualifying Bank”: any Person which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which is recognized as a bank by the banking laws in force in its jurisdiction of incorporation or, if acting through a branch, in the jurisdiction of such branch, in accordance with the applicable laws and guidelines of Switzerland.
          “Quoted Rate”: for any day for any Euro Swingline Loan, a rate per annum quoted by the Euro Swingline Lender to the applicable Foreign Borrower in response to a notice delivered in accordance with Section 2.5(a)(ii) for a Euro Swingline Loan as its overnight offer rate in effect for such Euro Swingline Loan at its principal office in London.
          “Receivables Entity”: a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary makes an Investment pursuant to Section 6.11(h) and to which the Company or any Subsidiary transfers accounts receivable and related assets pursuant to a Qualified Receivables Transaction) which engages in no activities other than in connection with the financing of accounts receivable and whose assets consist solely of receivables and related assets transferred to such entity in connection with a Qualified Receivables Transaction:
          (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
     (i) is guaranteed by the Company or any Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);
     (ii) is recourse to or obligates the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or
     (iii) subjects any property or asset of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
          (b) with which neither the Company nor any Subsidiary has any material contact, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and
          (c) to which neither the Company nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (except pursuant to Standard Securitization Undertakings).
          Any designation by the Company of a Wholly Owned Subsidiary as a Receivables Entity shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate of a

Responsible Officer of the Company certifying the such designation complied with the foregoing conditions.
          “Refunded Swingline Loans”: as defined in Section 2.5(b).
          “Refunding Date”: as defined in Section 2.5(c).
          “Register”: as defined in Section 9.6(b)(iv).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the relevant Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and trustees of such Person and of such Person’s Affiliates.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          “Requested Multicurrency Loans”: as defined in Section 2.31(a).
          “Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Outstanding Extensions of Credit.
          “Required Multicurrency Lenders”: at any time, the holders of more than 50% of the Multicurrency Subcommitments then in effect.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reset Date”: as defined in Section 2.30.
          “Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or controller of the relevant Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the relevant Borrower.
          “Restricted Payments”: the declaration or payment of any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or the making of any payment on account of, or the setting apart of assets for a sinking or other analogous fund for, or the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member.

          “Revolving Loans”: the collective reference to Dollar Revolving Loans and Multicurrency Loans.
          “Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Outstanding Extensions of Credit then outstanding constitutes of the aggregate Outstanding Extensions of Credit.
          “S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Significant Subsidiary”: any Subsidiary of the Company (a) which, together with its Subsidiaries (determined on a consolidated basis), has assets with a book value greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter ending after the Closing Date, 5% of the total assets of the Company and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal quarter for which financial information is available), determined in accordance with GAAP, (b) which, together with its Subsidiaries (determined on a consolidated basis), has net outside sales greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter after the Closing Date, 5% of the net outside sales of the Company and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available), determined in accordance with GAAP or (c) designated by the Company as a Significant Subsidiary by written notice to the Administrative Agent. As used in the foregoing definition, “net outside sales” means gross sales to Persons other than the Company and its consolidated Subsidiaries, net of cash discounts, customer returns and allowances.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Hedge Agreement”: any Hedge Agreement entered into by any Borrower and any Lender or Lender Affiliate.

          “Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary which are reasonably customary in securitization of accounts receivables transactions (it being understood that in no event shall Standard Securitization Undertakings include any Guarantee Equivalents in respect of principal or interest on the financing for any Qualified Receivables Transaction).
          “Standby Letter of Credit”: a standby letter of credit issued to support obligations of the Company or its Subsidiaries, contingent or otherwise.
          “Standby Letter of Credit Fee Rate”: the Standby Letter of Credit Fee Rate shall be determined pursuant to the Pricing Grid.
          “Sterling” and “£”: British Pounds Sterling, the lawful currency of the United Kingdom.
          “Stock Payment”: by any Person, any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock or other equity interest (or warrants, options or rights) or any other agreement or instrument.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
          “Subsidiary Guarantor”: each Significant Subsidiary of the Company which is a Domestic Subsidiary.
          “Swingline Applicable Margin”: the Swingline Applicable Margin will be determined pursuant to the Pricing Grid.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $90,000,000. The Swingline Commitment is part of, and not in addition to, the Total Commitments.
          “Swingline Lender”: Bank of America, in its capacity as the lender of Swingline Loans
          “Swingline Loans”: as defined in Section 2.4(a).
          “Swingline Participation Amount”: as defined in Section 2.5(c).
          “Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          “Termination Date”: June 25, 2015.
          “Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
          “Total Outstanding Extensions of Credit”: at any time, the sum of the aggregate amount of the Outstanding Extensions of Credit of the Lenders outstanding at such time.
          “Trade Letter of Credit”: a trade letter of credit issued to provide a primary means of payment in respect of the purchase of goods or services by the Company or its Subsidiaries in the ordinary course of business.
          “Trade Letter of Credit Fee Rate”: the Trade Letter of Credit Fee Rate shall be determined pursuant to the Pricing Grid.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
          “United States”: the United States of America.
          “Unreimbursed Amount”: as defined in Section 2.8(a).
          “Unrestricted Domestic Cash”: domestic cash at a U.S. bank or a U.S. branch or agency of a foreign bank or domestic Cash Equivalents, in each case, held by the Company or any Subsidiary Guarantor, which is freely transferable and not subject to a Lien (other than a Lien permitted pursuant to Section 6.3(m)), pledge, security interest, encumbrance, escrow or cash collateral arrangement or other restriction on its use.
          “U.S. Person”: a citizen, national or resident of the United States of America, or an entity organized in or under the laws of the United States of America.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company.
          “Yen” and “Y”: the lawful currency of Japan.
          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts receivable, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          1.3. Currency Conversion. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.
          (b) If a change in any currency of a country occurs (including the adoption of the Euro by any member state of the European Union), this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.
          (c) Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan or L/C Obligation in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan or L/C Obligation, at the end of the then current Interest Period.
          1.4. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1. Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans denominated in Dollars (“Dollar Revolving Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Outstanding Extensions of Credit, shall not exceed such Lender’s Commitment. No Borrower shall request and no Lender shall be required to make any Dollar Revolving Loan if, after making such Dollar Revolving Loan, the Total Outstanding Extensions of Credit shall exceed the Total Commitments then in effect. No Foreign Borrower shall request and no Lender shall be required to make any Dollar Revolving Loan to such Foreign Borrower if, after making such Dollar Revolving Loan, the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect. During the Commitment Period, any of the Borrowers may use the Commitments by borrowing, prepaying and reborrowing the Dollar Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The failure of any Lender to make any Dollar Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Dollar Revolving Loans as required. The Dollar Revolving Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.18.
          (b) Each Borrower shall repay all outstanding Dollar Revolving Loans borrowed by it on the earlier of the Termination Date and the date on which the Dollar Revolving Loans shall become due and payable in accordance with Section 7.
          (c) Subject to the terms and conditions hereof (including, without limitation, Section 2.31), each Multicurrency Lender severally agrees, from time to time during the Commitment Period, to make revolving credit loans (x) denominated in one or more Foreign Currencies to the Company or (y) denominated in Euros to any Foreign Borrower (collectively, “Multicurrency Loans”) in an aggregate principal amount (based on the Dollar Equivalent of such Multicurrency Loans) at any one time outstanding which (a) shall not exceed such Multicurrency Lender’s Multicurrency Subcommitment and (b) when added to such Lender’s Outstanding Extensions of Credit, shall not exceed such Lender’s Commitment. No Borrower shall request and no Multicurrency Lender shall be required to make any Multicurrency Loan if, after making such Multicurrency Loan (i) the Total Outstanding Extensions of Credit shall exceed the Total Commitments then in effect or (ii) the Dollar Equivalent of the aggregate outstanding Multicurrency Loans shall exceed the Multicurrency Sublimit. No Foreign Borrower shall request and no Lender shall be required to make any Multicurrency Loan to such Foreign Borrower if, after making such Multicurrency Loan, the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect. During the Commitment Period, the Borrowers may borrow, prepay and reborrow Multicurrency Loans, in whole or in part, all in accordance with the terms and conditions hereof. All Multicurrency Loans shall be Eurocurrency Loans.
          (d) Each Borrower shall repay all outstanding Multicurrency Loans borrowed by it on the earlier of the Termination Date and the date on which the Multicurrency Loans shall become due and payable in accordance with Section 7.
          2.2. Procedure for Revolving Loan Borrowing. (a) Each Borrower may borrow Dollar Revolving Loans under the Commitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans or (b) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Dollar Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Dollar Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing of Dollar Revolving Loans under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount); provided, that the Swingline Lender may request, on behalf of the Company, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to Section 2.31, each Lender will make the amount of its pro rata share of each borrowing of Dollar Revolving Loans available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Subject to Section 2.31, such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available in Dollars to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by such Borrower to the Administrative Agent in connection with the relevant borrowing.
          (b) Subject to the terms hereof, each Borrower may borrow Multicurrency Loans under the Multicurrency Subcommitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 3:00 P.M., London time, three Business Days (or four Business Days in the case of a Multicurrency Loan denominated in Yen) prior to the requested Borrowing Date), specifying (i) the requested Borrowing Date, (ii) the respective amounts of each Multicurrency Loan in each Foreign Currency and (iii) the respective lengths of the initial Interest Period therefor. Each borrowing under the Multicurrency Subcommitments shall be in an amount equal to (w) in the case of Multicurrency Loans denominated in Sterling, £1,000,000 or a whole multiple of £100,000 in excess thereof, (x) in the case of Multicurrency Loans denominated in Euros, €1,000,000 or a whole multiple of €100,000 in excess thereof, (y) in the case of Multicurrency Loans denominated in Canadian Dollars, C$1,000,000 or a whole multiple of C$100,000 in excess thereof and (z) in the case of Multicurrency Loans denominated in Yen, Y100,000,000 or a whole multiple of Y10,000,000 in excess thereof; provided, that the Euro Swingline Lender may request, on behalf of any relevant Foreign Borrower, borrowings denominated in Euros under the Multicurrency Subcommitments that are Eurocurrency Loans with an Interest Period of one month in other amounts pursuant to Section 2.5. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Multicurrency Lender thereof. Each Multicurrency Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, London time, in each case, on the Borrowing Date requested by the Borrower in funds immediately available in the relevant Foreign Currency to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Multicurrency Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by such Borrower to the Administrative Agent in connection with the relevant borrowing.
          2.3. Reserved.
          2.4. Swingline Commitment; Euro Swingline Commitment. (a) Subject to the terms and conditions hereof and in reliance upon the agreements of the other Lenders set forth herein, the

Swingline Lender agrees to make a portion of the credit otherwise available to the Company under the Commitments from time to time during the Commitment Period by making swing line loans denominated in Dollars (“Swingline Loans”), bearing interest as set forth in Section 2.20(c)(i), to the Company; provided that (i) the aggregate outstanding principal amount of Swingline Loans at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with such Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the sum of (x) the aggregate principal amount of Swingline Loans outstanding, plus (y) the Dollar Equivalent of the aggregate principal amount of Euro Swingline Loans outstanding, shall not at any time exceed $100,000,000, and (iii) the Company shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. During the Commitment Period, the Company may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be denominated in Dollars. Any Swingline Loans made on the Closing Date shall bear interest at Bank of America’s cost of funds plus the Swingline Applicable Margin. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Swingline Loan.
          (b) The Company shall repay all outstanding Swingline Loans on the earlier of (i) the Termination Date and (ii) the date on which the Swingline Loans shall become due and payable in accordance with Section 7.
          (c) Subject to the terms and conditions hereof and in reliance upon the agreements of the Multicurrency Lenders set forth herein, the Euro Swingline Lender agrees to make a portion of the credit otherwise available to each Foreign Borrowers under the Commitments from time to time during the Commitment Period by making swing line loans denominated in Euros (“Euro Swingline Loans”), bearing interest as set forth in Section 2.20(c)(ii), to such Foreign Borrower; provided that (i) the aggregate outstanding principal amount of Euro Swingline Loans at any time shall not exceed the Euro Swingline Commitment then in effect (notwithstanding that the Euro Swingline Loans outstanding at any time, when aggregated with the Euro Swingline Lender’s other outstanding Revolving Loans (if any), may exceed the Euro Swingline Commitment then in effect), (ii) the sum of (x) the aggregate principal amount of Swingline Loans outstanding, plus (y) the Dollar Equivalent of the aggregate principal amount of Euro Swingline Loans outstanding, shall not at any time exceed $100,000,000, and (iii) no Foreign Borrower shall request, and the Euro Swingline Lender shall not make, any Euro Swingline Loan if, after giving effect to the making of such Euro Swingline Loan, the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. During the Commitment Period, the Foreign Borrowers may use the Euro Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Euro Swingline Loans shall be denominated in Euros in accordance with the terms and conditions hereof. Immediately upon the making of a Euro Swingline Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Euro Swingline Lender a risk participation in such Euro Swingline Loan in an amount equal to the product of such Multicurrency Lender’s Multicurrency Revolving Percentage times the amount of such Euro Swingline Loan.
          (d) Each Foreign Borrower shall repay all outstanding Euro Swingline Loans outstanding to such Foreign Borrower on the earlier of (i) the Termination Date and (ii) the date on which the Euro Swingline Loans shall become due and payable in accordance with Section 7.

          2.5. Procedure for Swingline Borrowing: Refunding of Swingline Loans; Reallocation of Swingline Commitment and Euro Swingline Commitment.
          (a) (i) Whenever the Company desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Swingline Commitment shall be a minimum of $100,000. Promptly after receipt by the Swingline Lender of any telephonic notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 3:00 p.m. on the date of the proposed borrowing of the Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 4 is not then satisfied, then, subject to the terms and conditions hereof, not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Company on such Borrowing Date by transferring such proceeds to an account designated by the Company no later than 4:00 P.M., New York City time on such Borrowing Date in immediately available funds.
          (ii) Whenever any Foreign Borrower desires that the Euro Swingline Lender make Euro Swingline Loans it shall give the Euro Swingline Lender irrevocable written notice via facsimile transmission (with the original thereof to follow via mail or courier) with a facsimile copy to the Administrative Agent (which facsimile notice must be received by the Euro Swingline Lender not later than 12:00 P.M. (Noon), London time, on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Euro Swingline Commitment shall be a minimum of the Foreign Currency Equivalent for Euros of $100,000. Unless the Euro Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 1:00 p.m., London Time, on the date of the proposed borrowing of the Euro Swingline Loan (A) directing the Euro Swingline Lender not to make such Euro Swingline Loan as a result of the limitations set forth in Section 2.4(c), or (B) that one or more of the applicable conditions specified in Section 4 is not then satisfied, then, subject to the terms and conditions hereof, on the Borrowing Date specified in a notice in respect of the relevant Euro Swingline Loan, the Euro Swingline Lender shall make available to an account designated by the applicable Foreign Borrower in such notice an amount in immediately available funds equal to the amount of the Euro Swingline Loan to be made by the Euro Swingline Lender.
          (b) Each of the Swingline Lender and the Euro Swingline Lender, as applicable, at any time and from time to time in its sole and absolute discretion may (and, in any event, on the tenth (10th) Business Day after any Swingline Loan or Euro Swingline Loan is made to the applicable Borrower, the Swingline Lender or the Euro Swingline Lender, as the case may be, shall), on behalf of the applicable Borrower (each of which hereby irrevocably directs the Swingline Lender or the Euro Swingline Lender, as the case may be, to act on its behalf), on two Business Day’s written notice (which notice shall be given at least two Business Days prior to the tenth (10th) Business Day after any Swingline Loan or Euro Swingline Loan is made to the applicable Borrower) given by the Swingline Lender or the Euro Swingline Lender no later than 12:00 Noon, New York City time, request each Lender

(or in the case of a Euro Swingline Loan, each Multicurrency Lender) to make, in accordance with the applicable provisions of Section 2.2 (without regard to the minimums and multiples specified therein for the principal amount of Dollar Revolving Loans or Multicurrency Loans, as the case may be, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 4.2), and each Lender or Multicurrency Lender, as the case may be, hereby agrees to make, a Dollar Revolving Loan or, in the case of a Euro Swingline Loan, a Multicurrency Loan denominated in Euros, in an amount equal to such Lender’s Revolving Percentage (or, in the case of a Euro Swingline Loan, such Multicurrency Lender’s Multicurrency Revolving Percentage) of the aggregate amount of the Swingline Loans or the Euro Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender or the Euro Swingline Lender, as the case may be. Each Lender shall make the amount of such Dollar Revolving Loan or such Multicurrency Loan denominated in Euros, as the case may be, available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender or the Euro Swingline Lender, as applicable, for application to the repayment of the Refunded Swingline Loans. The Company and each Foreign Borrower irrevocably authorizes the Swingline Lender or the Euro Swingline Lender, as applicable, to charge the applicable Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full relevant Refunded Swingline Loans.
          (c) If prior to the time a Dollar Revolving Loan or a Multicurrency Loan, as the case may be, would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 7(f) shall have occurred and be continuing or if for any other reason, as determined by the Swingline Lender or the Euro Swingline Lender, as applicable, in its sole discretion, Dollar Revolving Loans or Multicurrency Loans, as the case may be, may not be made as contemplated by Section 2.5(b), each Lender or Multicurrency Lender, as applicable, shall, on the date such Loan was to have been made pursuant to the notice referred to in Section 2.5(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans or Euro Swingline Loans, as the case may be, by paying to the Swingline Lender or the Euro Swingline Lender, as applicable, an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage or such Multicurrency Lender’s Multicurrency Revolving Percentage, as applicable, times (ii) the sum of the aggregate principal amount of Swingline Loans or the Euro Swingline Loans, as applicable, then outstanding that were to have been repaid with such Loans.
          (d) (i) Whenever, at any time after the Swingline Lender or the Euro Swingline Lender, as applicable, has received from any Lender or Multicurrency Lender, as the case may be, such Lender’s Swingline Participation Amount, the Swingline Lender or the Euro Swingline Lender, as applicable, receives any payment on account of its Swingline Loans or Euro Swingline Loans, as the case may be, such Person will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on the Swingline Loans or the Euro Swingline Loans, as applicable, then due) in the same funds as those received by the Swingline Lender or the Euro Swingline Lender.
          (ii) If any payment received by the Swingline Lender or Euro Swingline Lender, as applicable, in respect of principal or interest on any Swingline Loan or Euro Swingline Loan, as applicable, is required to be returned by the Swingline Lender or Euro Swingline Lender, as applicable, under any of the circumstances described in Section 9.7A (including pursuant to any settlement entered into by the Swingline Lender or the Euro Swingline Lender, as

applicable, in its discretion), each Lender or Multicurrency Lender, as applicable, shall pay to the Swingline Lender or the Euro Swingline Lender, as applicable, its Revolving Percentage or Multicurrency Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender or the Euro Swingline Lender, as applicable. The obligations of the Lenders and the Multicurrency Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Each Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrowers (or any of them) may have against any Swingline Lender, the Euro Swingline Lender, the Company, the other Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers (or any of them); (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrowers to repay Swingline Loans or Euro Swingline Loans, together with interest as provided herein.
          (f) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender or the Euro Swingline Lender, as the case may be, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5, the Swingline Lender or the Euro Swingline Lender, as applicable, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Person at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Swingline Lender or the Euro Swingline Lender, as applicable, in accordance with banking industry rules on interbank compensation, plus any applicable administrative, processing or similar fees customarily charged by such Person in connection with the foregoing. If such Lender or Multicurrency Lender, as applicable, pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Revolving Loan or such Multicurrency Lender’s Multicurrency Loan, as applicable, or funded participation in the relevant Swingline Loan or Euro Swingline Loan, as the case may be. A certificate of the Swingline Lender or the Euro Swingline Lender, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.5(f) shall be conclusive absent manifest error.
          (g) The Company shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to increase or decrease the Swingline Commitment or the Euro Swingline Commitment, as the case may be, by reducing and reallocating by an equivalent amount all or a portion of the Swingline Commitment or the Euro Swingline Commitment, as applicable; provided that in no event shall (x) the Dollar Equivalent of the Euro Swingline Commitment exceed $10,000,000 at any time and (y) the Dollar Equivalent of the aggregate amount of the Swingline Commitment and the Euro Swingline Commitment exceed $100,000,000 at any time. All such reallocations shall be in integral multiples of $1,000,000. In the event of a reallocation of the Swingline Commitment and the Euro Swingline Commitment as described in the foregoing sentence, the Administrative Agent is hereby authorized by the parties hereto to change the definitions of “Swingline Commitment” and the “Euro Swingline Commitment” herein to provide for the reallocations thereof. The Administrative Agent shall (i) notify each of the Lenders promptly after receiving any notice of a reallocation under this Section 2.5(g) and (ii) promptly upon the effectiveness of any such reallocation, distribute to the Lenders any change to the definitions of “Swingline Commitment” and the “Euro Swingline Commitment”. In the event of a reallocation of he Swingline Commitment or the Euro Swingline Commitment as described above, upon the request of any Swingline Lender or Euro Swingline Lender, the applicable Borrowers shall execute and deliver to such Person (through the Administrative Agent) a Note reflecting such reallocations.
          (h) Interest for Account of Swingline Lender. The Swingline Lender and the Euro Swingline Lender shall each be responsible for invoicing the applicable Borrowers for interest on the Swingline Loans and the Euro Swingline Loans. Until each Lender or Multicurrency Lender funds its Dollar Revolving Loans or its Multicurrency Loans or risk participation pursuant to this Section 2.5 to refinance such Lender’s Revolving Percentage of any Swingline Loan or such Multicurrency Lender’s Multicurrency Revolving Percentage of any Euro Swingline Loan, as applicable, interest in respect of such Revolving Percentage or Multicurrency Revolving Percentage shall be solely for the account of the Swingline Lender or the Euro Swingline Lender, as applicable.
          (i) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans and the Euro Swingline Loans directly to the Swingline Lender and the Euro Swingline Lender, as applicable.
          2.6. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.8(a), agrees to issue standby or trade letters of credit, bank guaranties or other similar forms of credit issued by such Issuing Lender (together with any Designated Letters of Credit, “Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. No Foreign Borrower shall request and no Issuing Lender shall issue any Letter of Credit for the account of such Foreign Borrower if, after issuing such Letter of Credit, the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect. Each Letter of Credit shall (i) be denominated in Dollars or a Foreign Currency, (ii) have a face amount of at least $10,000 or the Foreign Currency Equivalent thereof (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b) No Issuing Lender shall at any time be obligated to issue, amend or increase any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

          (ii) such issuance of the Letter of Credit would violate one or more policies of general application of the Issuing Lender applicable to letters of credit;
          (iii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the applicable Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.37(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
          (iv) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
          (c) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 8 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 8 included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.
          (d) On the Closing Date, (i) the Company shall provide Schedule 2.6, which Schedule shall list the Designated Letters of Credit, (ii) such Designated Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.6, (iii) the face amount of such Designated Letters of Credit shall be included in the calculation of the available L/C Commitment and the Outstanding Extensions of Credit, (iv) the provisions of this Agreement shall apply thereto, and the Company and the Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit that they would have if such Letters of Credit had been issued pursuant to this Agreement and (v) all liabilities of the Company with respect to such Designated Letters of Credit shall constitute obligations of the Company hereunder.
          2.7. Procedure for Issuance of Letters of Credit.
          (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of an Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or amendment date, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail satisfactory to the Issuing Lender such information as required by the Issuing Lender for the proposed Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail satisfactory to the Issuing Lender such information as required by the Issuing Lender for the proposed amendment of such outstanding letter of Credit. Additionally, the applicable Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may require.

          (b) Promptly after receipt of any Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the applicable Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Letter of Credit.
          (c) If a Borrower so requests in any applicable Application, the Issuing Lender agrees to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days prior to the Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.6(a) or Section 2.6(b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4. is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.
          (d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          2.8. L/C Participation. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by each Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which any Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, the related Reimbursement Obligation shall be converted to Dollars in accordance with Section 2.9 and such L/C Participant shall pay to such Issuing Lender through the Administrative Agent upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such Reimbursement Obligation, or any part thereof, that is not so reimbursed. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the relevant Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the relevant Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Percentage thereof. In such event, such Borrower shall be deemed to have requested a borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Total Commitments and the conditions set forth in Section 4.2. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.8 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.8(a) in respect of any Unreimbursed Amount under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender through the Administrative Agent on demand an amount equal to the product of (i) such amount, times (ii) the Overnight Rate, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any applicable administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans, plus any applicable administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 2.8 shall be conclusive in the absence of manifest error.
          (c) Each Lender shall upon any notice pursuant to Section 2.8(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Lender at the Administrative Agent’s Funding Office in an amount equal to its Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.8(d), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.
          (d) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of an ABR Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in Section 2.20(e). In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.8.

          (e) Until each Lender funds its ABR Loan or L/C Advance pursuant to this Section 2.8 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Percentage of such amount shall be solely for the account of the Issuing Lender.
          (f) Each Lender’s obligation to make an ABR Loan or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.8, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Loans pursuant to this Section 2.8 is subject to the conditions set forth in Section 4.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.
          (g) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.8 by the time specified in Section 2.8(c), then, without limiting the other provisions of this Agreement, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Loan included in the relevant extension of credit under Section 2.1 or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause 2.8(g) shall be conclusive absent manifest error.
          2.8A. Repayment of Participations.
          (a) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the Unreimbursed Amount (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof in the same funds as those received by the Administrative Agent.
          (b) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(a) is required to be returned under any of the circumstances described in Section 9.7A (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

          2.9. Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Lender through the Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the Administrative Agent at its address for notices referred to herein in the relevant currency and in immediately available funds, unless (x) the Issuing Lender (at its option) shall have specified in its notice to the applicable Borrower that it will require reimbursement in Dollars or (y) in the absence of any such requirement that such Borrower reimburse the applicable Issuing Bank in Dollars, such Borrower shall have notified the applicable Issuing Lender promptly following the notice of drawing that such Borrower will reimburse such Issuing Lender in Dollars; provided that, in the case of any such reimbursement in Dollars of any Letter or Credit denominated in a Foreign Currency, the applicable Issuing Bank shall notify the applicable Borrower of the Exchange Rate for Dollars and the Foreign Currency used for payment of such Letter of Credit as of the date of the payment of the draft presented under such Letter of Credit by the relevant Issuing Lender with respect to the amount of the drawing in the Foreign Currency promptly following the determination thereof. If the applicable Borrower does not reimburse the Issuing Lender for any draft paid by the Issuing Lender under any Letter of Credit issued by such Issuing Lender in a Foreign Currency on the date required pursuant to the first sentence of this Section 2.9, the Issuing Lender shall convert such Reimbursement Obligation into Dollars at the rate of exchange then available to the Issuing Lender in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted and such Borrower shall thereafter be required to reimburse the Issuing Lender in Dollars for such Reimbursement Obligation (in the amount so converted). Subject to the next succeeding sentence, interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.20(b) and (ii) thereafter, Section 2.20(e). Interest shall be payable on any such amounts denominated in a Foreign Currency from the date on which the relevant draft is paid until payment in full or conversion to Dollars as provided herein at the rate determined by the Issuing Lender as its cost of funding such payment.
          2.10. Obligations Absolute. Each Borrower’s obligations under this Agreement to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, including the following:
          (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
          (b) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
          (d) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
          (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Issuing Lender. Such Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
          2.11. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the applicable Borrower and the Administrative Agent of the date and amount thereof. The responsibility of an Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          2.12. Applications; Applicability of ISP and UCP. (a) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.
          (b) Unless otherwise expressly agreed by any Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade Letter of Credit.
          2.13. Certain Reporting Requirements. Each Issuing Lender will report in writing to the Administrative Agent (i) on the fifth Business Day prior to the end of each fiscal quarter of the Company, the aggregate stated amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week and (ii) on or prior to each Business Day on which an Issuing Lender expects to issue, renew or amend any Letter of Credit, the date of such issuance, renewal or amendment and the aggregate stated amount of Letters of Credit to be issued by it and outstanding after giving effect to such issuance or amendment (and such Issuing Lender shall advise the Administrative Agent on such Business Day whether such issuance, renewal or amendment occurred and whether the amount thereof changed).
          2.13A. Role of Issuing Lender. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.10; provided, however, that anything in such clauses to the contrary notwithstanding, such Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          2.14. Fees and Other Charges, etc. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Facility Fee Rate on the average daily amount of the Commitment of such Lender (whether or not utilized) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the later of the Termination Date and the date the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under this Agreement shall have been paid in full. For the avoidance of doubt, if any Lender continues to have any Outstanding Extensions of Credit after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Outstanding Extensions of Credit from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Outstanding Extensions of Credit.
          (b) Reserved.
          (c) The applicable Borrower will pay a fee on all outstanding Letters of Credit (the “Letter of Credit Fees”) issued for the account of such Borrower at a per annum rate equal to the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, computed on the Dollar Equivalent of the maximum amount available to be drawn (as then in effect) under such Letter of Credit shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 2.36 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.37(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. If there is any change in the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, separately for each period during such quarter that such Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the interest rate set forth in Section 2.20(e). The Borrowers shall pay directly to the Issuing Lender for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the relevant Borrower and the Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on each L/C Payment Date and thereafter on demand.
          (d) In addition to the foregoing fees, the applicable Borrower shall pay or reimburse each Issuing Lender for (i) customary letter of credit fronting fees as set forth in a Fee Letter between such applicable Borrower and any such Issuing Lender and (ii) such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable absent manifest error.
          (e) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent.
          2.15. Optional Termination or Reduction of Commitments; Increase of Commitments. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, Swingline Loans and Euro Swingline Loans made on the effective date thereof, the Total Outstanding Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect. Any reduction of the Total Commitments to an amount below the Multicurrency Sublimit then in effect shall result in an automatic dollar-for-dollar reduction of the Multicurrency Sublimit. Any reduction of the Total Commitments shall result in an automatic pro rata reduction of the Aggregate Foreign Sublimit then in effect or as otherwise directed by the Company and approved by the Administrative Agent.
          (b) Following the Closing Date, so long as no Default or Event of Default has occurred and is then continuing, the Company may request that the Total Commitments and, at the Company’s option, the aggregate amount of the Multicurrency Subcommitments, be increased and, upon such request, the Administrative Agent shall have the right to solicit additional financial institutions to become Lenders for purposes of this Agreement, or to encourage any Lender to increase its Commitment and, if applicable, its Multicurrency Subcommitment, provided that (i) each Lender which is a party to this Agreement prior to such increase shall have the first option, and may elect, to fund its pro rata share of the amount of the requested increase in the Total Commitment and, if applicable, the aggregate amount of the Multicurrency Subcommitments (or any such greater amount in the event that one or more Lenders does not elect to fund its respective pro rata share of the amount of the requested increase in the Total

Commitments and, if applicable, its Multicurrency Subcommitment), thereby increasing its Commitment and, if applicable, its Multicurrency Subcommitment hereunder, but no Lender shall have any obligation to do so, (ii) in the event that it becomes necessary to include a new financial institution to fund the amount of the requested increase in the Total Commitments and, if applicable, the aggregate amount of the Multicurrency Subcommitments, each such financial institution shall be reasonably acceptable to the Administrative Agent and the Company (each such acceptance not to be unreasonably withheld) and each such financial institution shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (iii) the Administrative Agent shall not have any obligation to any Borrower or to any Lender to solicit additional financial institutions or any increase in the Total Commitment and, if applicable, the Multicurrency Subcommitment of any Lender pursuant to this §2.15(b); (iv) in connection with any increase in the Multicurrency Subcommitment, such increase may, at the Company’s option, be dollar for dollar with any increase in the Total Commitment or in some lesser proportion thereof; and (v) in no event shall the addition of any Lender or Lenders or the increase in the Commitment of any Lender under this §2.15(b) increase the Total Commitments to an amount greater than $750,000,000. Upon the addition of any Lender, or the increase in the Commitment of any Lender, Schedule 1.1 shall be amended by the Administrative Agent and the Company to reflect such addition or such increase, and the Administrative Agent shall deliver to the Lenders, the Swingline Lender, the Euro Swingline Lender, the Issuing Lender(s) and the Borrower copies of such Schedule 1.1. If, at any time that the Commitments are increased pursuant to this §2.15(b), there are Loans then outstanding or L/C Obligations, each new Lender, and each existing Lender that has increased its Commitment, shall purchase Loans and L/C Obligations from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Loans and L/C Obligations from each Lender shall equal such Lender’s respective Revolving Percentage, as modified to give effect to such increase, multiplied by the aggregate amount of Loans outstanding and L/C Obligations from all Lenders. To the extent that any outstanding Loans bear interest at the Eurocurrency Rate, the Borrowers shall pay any additional costs described in Section 2.26 incurred by any Lender.
          2.16. Optional Prepayments. (a) Each Borrower may at anytime and from time to time prepay the Loans (other than Multicurrency Loans) outstanding to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days prior to the date of prepayment, in the case of Eurocurrency Loans denominated in Dollars, and not later than 11:00 A.M., New York City time, one Business Day prior to the date of prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans denominated in Dollars or ABR Loans; provided, that if a Eurocurrency Loan denominated in Dollars is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.26. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Dollar Revolving Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans or Euro Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          (b) Each Borrower may at any time and from time to time prepay Multicurrency Loans outstanding to such Borrower, in whole or in part, without premium or penalty, upon irrevocable notice (which notice must be received by the Administrative Agent prior to 3:00 P.M., London time, three Business Days before the date of prepayment (or four Business Days in the case of prepayment of Loans denominated in a Yen)) specifying the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Multicurrency Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.26 and accrued interest to such date on the amount prepaid. Partial prepayments of Multicurrency Loans shall be in a minimum principal amount of (w) £1,000,000 or a whole multiple of £100,000 in excess thereof, in the case of Multicurrency Loans denominated in Sterling, (x) €1,000,000 or a whole multiple or €100,000 in excess thereof, in the case of Multicurrency Loans denominated in Euros, (y) C$1,000,000 or a whole multiple or C$100,000 in excess thereof, in the case of Multicurrency Loans denominated in Canadian Dollars, and (z) Y100,000,000 or a whole multiple or Y10,000,000 in excess thereof, in the case of Multicurrency Loans denominated in Yen.
          2.17. Mandatory Prepayments. (a) If, on any Calculation Date, (i) the Total Outstanding Extensions of Credit exceed the Total Commitments, (ii) the aggregate Foreign Borrower Exposure of all Foreign Borrowers exceeds 105% of the Aggregate Foreign Sublimit then in effect, or (iii) the Dollar Equivalent of the Multicurrency Loans outstanding on such date exceeds 105% of the Multicurrency Sublimit on such date, the applicable Borrower or Borrowers shall, without notice or demand, immediately repay such of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, (x) the Total Outstanding Extensions of Credit do not exceed the Total Commitments, (y) the aggregate Foreign Borrower Exposure of all Foreign Borrowers does not exceed the Aggregate Foreign Sublimit then in effect and (z) the Dollar Equivalent of the Multicurrency Loans outstanding on such date is equal to or less than the Multicurrency Sublimit on such date, together with interest accrued to the date of such payment or prepayment on the principal so prepaid and any amounts payable under Section 2.26 in connection therewith. Any prepayment of Dollar Revolving Loans pursuant to clause (i) of the immediately preceding sentence shall be applied to prepay any outstanding Swingline Loans. Each Borrower may in lieu of prepaying Multicurrency Loans outstanding to such Borrower in order to comply with this paragraph deposit amounts in the relevant Foreign Currencies in a Cash Collateral Account, for the benefit of the Multicurrency Lenders, equal to the aggregate principal amount of Multicurrency Loans of such Borrower required to be prepaid. To the extent that after giving effect to any prepayment of Loans required by this paragraph, the Total Outstanding Extensions of Credit at such time exceed the Total Commitments at such time, the Company or the applicable Foreign Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account, for the benefit of the Lenders, upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount of such remaining excess. The Administrative Agent shall apply any cash deposited in any Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter and/or to repay Multicurrency Loans at the end of the Interest Periods therefor, as the case may be, provided that, (x) so long as no Event of Default has occurred and is continuing, the Administrative Agent shall release to the relevant Borrower from time to time such portion of the amount on deposit in any Cash Collateral Account by such Borrower to the extent such amount is not required to be so deposited in order for the Borrowers to be in compliance with this Section 2.17 and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means an account specifically established by the Borrowers with the Administrative Agent for purposes of this Section 2.17 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.17. For the avoidance of doubt, any amounts paid by any Foreign Borrower shall be applied solely to the Loans of such Foreign Borrower or the Reimbursement Obligations of such Foreign Borrower or deposited in the Cash Collateral Account in respect of Multicurrency Loans of such Foreign Borrower or in respect of Letters of Credit issued for the account of such Foreign Borrower.
          (b) If any prepayment occurs pursuant to this Section 2.17 on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to Section 2.26.

          2.18. Conversion and Continuation Options. (a) Each of the Borrowers may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent irrevocable notice of such election not later than 11:00 A.M., New York City time, one Business Day prior to the date of conversion, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. Each of the Borrowers may elect from time to time to convert its ABR Loans to Eurocurrency Loans denominated in Dollars by giving the Administrative Agent irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor) not later than 11:00 A.M., New York City time, three Business Days prior to the date of conversion, provided that no ABR Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan denominated in Dollars may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if any Borrower shall fail to give such notice of continuation of a Multicurrency Loan, such Multicurrency Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.19. Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than 15 Eurocurrency Tranches shall be outstanding at any one time.
          2.20. Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day, plus the Eurocurrency Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR determined for such date, plus the ABR Applicable Margin.
          (c) (i) Swingline Loans shall bear interest at (A) Bank of America’s cost of funds, plus the Swingline Applicable Margin or, if such rate is not available, then (B) the Federal Funds Effective Rate, plus the Swingline Applicable Margin; and
          (ii) Euro Swingline Loans shall bear interest at the Quoted Rate, plus the Swingline Applicable Margin.
          (d) Reserved.
          (e) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.20 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest of a rate per annum equal to the highest rate then applicable under this Agreement to Multicurrency Loans denominated in such Foreign Currency plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (f) Interest shall be payable in arrears on each Interest Payment Date applicable thereto, provided that interest accruing pursuant to paragraph (e) of this Section 2.20 shall be payable from time to time on demand. Interest shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.21. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) Multicurrency Loans denominated in Sterling, interest shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.23(c), bear interest for one day.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrowers and the relevant Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.20(a).
          2.22. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period with respect to a Eurocurrency Loan or in connection with an existing or proposed ABR Loan,
          (b) the Administrative Agent shall have received notice from the Required Lenders or Required Multicurrency Lenders, as the case may be, that the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the relevant Lenders

(as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, or
          (c) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrowers) that deposits in the applicable currency are not generally available, or cannot be obtained by the relevant Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in clause (a), (b) or (c) is referred to as an “Affected Foreign Currency”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (y) pursuant to clause (a) or (b) of this Section 2.22 in respect of Eurocurrency Loans denominated in Dollars, then (i) any Eurocurrency Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans denominated in Dollars shall be continued as ABR Loans and (iii) any outstanding Eurocurrency Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) in respect of any Multicurrency Loans, then (i) any Multicurrency Loans in an Affected Foreign Currency requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Multicurrency Loans in an Affected Foreign Currency shall be due and payable on the first day of such Interest Period. In the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the ABR, the utilization of the Eurocurrency Rate component in determining the ABR shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders or the Required Multicurrency Lenders, as the case may be) revokes such notice. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars or Multicurrency Loans in an Affected Foreign Currency shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans denominated in Dollars.
          2.23. Pro Rata Treatment and Payments. (a) Subject to Section 2.31, (a) each borrowing by any Borrower of Dollar Revolving Loans from the Lenders hereunder shall be made pro rata according to the respective Borrowing Percentages of the relevant Lenders, (b) each payment by any Borrower on account of any facility fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders and (c) each borrowing by any Borrower of Multicurrency Loans from the Multicurrency Lenders hereunder and any reduction of the Multicurrency Subcommitments of the Multicurrency Lenders shall be made pro rata according to the respective Multicurrency Percentages of the Multicurrency Lenders.
          (b) Subject to Section 2.31, (a) each payment (including each prepayment) by any Borrower on account of principal of and interest on the Dollar Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Revolving Loans then held by the Lenders and (b) each payment (including each prepayment) by any Borrower on account of principal of and interest on the Multicurrency Loans shall be made pro rata according to the respective outstanding principal amounts of the Multicurrency Loans then held by the Multicurrency Lenders.
          (c) All payments (including prepayments) to be made by any Borrower, whether on account of principal, interest, fees or otherwise, shall be made without deduction for any defense, recoupment, setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at its Funding Office, in Dollars (based on the Dollar Equivalent thereof in the case of fees payable under Section 2.14(c) with respect to Letters of Credit denominated in Foreign Currencies) and in immediately available funds (or, in the case of principal or interest relating to Multicurrency Loans, prior to 3:00 P.M., London time, on the due date thereof to the Administrative Agent, for the account of the Multicurrency Lenders, at its Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Overnight Rate, plus any applicable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the applicable Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the applicable Borrower. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Any notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.
          (e) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the Overnight Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers or any of them. Any notice of the Administrative Agent to any Borrower with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

          (f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, Swingline Loans and Euro Swingline Loans and to make payments pursuant to Section 8.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 8.7.
          (g) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (h) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          2.24. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender); or
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate or reflected in the Mandatory Cost; or
          (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or
          (iv) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrowers (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the applicable Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the applicable Borrowers of such Lender’s intention to claim compensation therefor; and provided, further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
          (c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Multicurrency Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Multicurrency Lender of making or maintaining any Multicurrency Loan in such Foreign Currency, and such Multicurrency Lender shall deliver to the applicable Borrowers a notice requesting compensation under this paragraph, then the applicable Borrowers will pay to such Multicurrency Lender on each Interest Payment Date with respect to each affected Multicurrency Loan an amount that will compensate such Multicurrency Lender for such additional cost; provided, that the applicable Borrowers shall not be required to compensate a Multicurrency Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Multicurrency Lender notifies the applicable Borrowers of such Multicurrency Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
          (d) If any Lender incurs Mandatory Costs with respect to a Loan from a lending office in the United Kingdom or a Participating Member State and such Lender shall deliver to the applicable Borrowers a notice requesting compensation under this paragraph, then the applicable Borrowers will pay to such Lender on each Interest Payment Date with respect to each affected Loan an amount that will compensate such Lender for such Mandatory Costs; provided that the applicable Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the applicable Borrowers of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.
          (e) A certificate as to any additional amounts payable pursuant to this Section 2.24 submitted by any Lender to the applicable Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of any one or more Borrowers pursuant to this Section 2.24 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (f) Notwithstanding any other provision of this Agreement, if, (i) (A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Multicurrency Lender to make or maintain any Multicurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Multicurrency Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.24) which would make it impracticable for the Required Multicurrency Lenders to make or maintain Multicurrency Loans denominated in the relevant currency after the date hereof to, or for the account of, any Borrower, then, by written notice to the Borrowers and to the Administrative Agent:
          (i) such Multicurrency Lender or Multicurrency Lenders may declare that Multicurrency Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by such Multicurrency Lender or Multicurrency Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Multicurrency Loan (in the affected currency or currencies) or to continue a Multicurrency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period shall, as to such Multicurrency Lender or Multicurrency Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and
          (ii) such Multicurrency Lender may require that all outstanding Multicurrency Loans (in the affected currency or currencies), made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be (unless repaid by the relevant Borrowers), in which event all such Multicurrency Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in paragraph (g) below and at the Exchange Rate on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.
In the event any Multicurrency Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Multicurrency Loans of such Multicurrency Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by such Multicurrency Lender resulting from such conversion.
     Notwithstanding any other provision of this Agreement, no Lender shall be obligated to make any Loan to a Foreign Borrower, and no Issuing Lender shall be obligated to issue, extend or renew a Letter of Credit for the account of any Foreign Borrower, if (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for such Lender to make such Loan to a Foreign Borrower or such Issuing Bank to issue, extend or renew a Letter of Credit issued for the account of such Foreign Borrower.
          (g) For purposes of Section 2.24(f), a notice to the Borrowers by any Lender shall be effective as to each Loan to a Foreign Borrower or Multicurrency Loan made by such Multicurrency

Lender, as the case may be, if lawful, on the last day of the Interest Period currently applicable to the Loans to such Foreign Borrower or such Multicurrency Loan, as the case may be; in all other cases such notice shall be effective on the date of receipt thereof by the Borrowers.
          (h) The obligations of the Foreign Borrowers under this Section 2.24 shall be subject to the provisions of Section 2.35.
          2.25. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
          (ii) If any of the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
          (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, but subject to the terms and conditions contained herein, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Issuing Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. Nothing in the preceding sentence shall preclude any Borrower from taking any and all steps at its own expense to contest or seek a refund of any Indemnified Tax or Other Tax that such Borrower believes in good faith to have been erroneously imposed or assessed and to retain any refund so obtained. Subject to the terms and conditions contained herein, each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the Issuing Lender (with a copy to the Administrative

Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Lender shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Lender, as the case may be, to deliver on a timely basis, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Lender, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all other Obligations.
          (d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this Section 2.25, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.
          (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction of Taxes, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
          (ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,
          (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

          (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if at the relevant time such Foreign Lender is legally entitled to the appropriate exemption from or reduction of withholding tax), whichever of the following is applicable:
     (i) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) executed originals of Internal Revenue Service Form W-8ECI,
     (iii) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (v) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
          (iii) Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
          (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If the Administrative Agent, any Lender or the Issuing Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing

Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
          (g) The agreements in this Section 2.25 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.26. Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense relating to changes in interest rates that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall be exclusive of administrative costs and expenses and may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the applicable margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.26 submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.27. Change of Lending Office. Each Lender and the Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.24 or 2.25 with respect to such Lender or Issuing Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.27 shall affect or postpone any of the obligations of the any Borrower or the rights of any Lender pursuant to Section 2.24 or 2.25.
          2.28. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.24 or 2.25 or (b) is a Defaulting Lender, with a replacement financial institution or (c) cannot make Loans to a Foreign Borrower as a result of the circumstances described in the last paragraph of Section 2.24(f); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.27 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.24 or 2.25, (iv) the replacement financial institution shall purchase, at par (unless the Lender being replaced otherwise agrees in its discretion), all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.26 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the relevant Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.24 or 2.25, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.29. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of any Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Borrowers as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of each Borrower contained in this Section 2.29 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          2.30. Foreign Currency Exchange Rate. (a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency, provided that, upon receipt of a borrowing request pursuant to Section 2.2(b)(ii), the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.1 with respect to such borrowing request). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 2.9, 2.14(c), 2.24(f), 2.29 and any other provision requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.
          (b) No later than 5:00 P.M., New York City time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the relevant Multicurrency Loans then outstanding (after giving effect to any Multicurrency Loans to be made or repaid on such date).

          (c) The Administrative Agent shall promptly notify the Borrowers of each determination of an Exchange Rate hereunder.
          2.31. Certain Borrowings of Dollar Revolving Loans and Refunding of Multicurrency Loans. (a) If on any Borrowing Date on which a Borrower has requested the Multicurrency Lenders to make Multicurrency Loans (the “Requested Multicurrency Loans”), (i) the principal amount of the Requested Multicurrency Loans to be made by any Multicurrency Lender exceeds the Available Commitment of such Multicurrency Lender (before giving effect to the making and payment of any Dollar Revolving Loans required to be made pursuant to this Section 2.31 on such Borrowing Date), (ii) the Dollar Equivalent of the principal amount of such Requested Multicurrency Loans, when added to the Dollar Equivalent of the outstanding principal amount of all other Multicurrency Loans, does not exceed the Multicurrency Sublimit and (iii) the Dollar Equivalent of the amount of the excess described in the foregoing clause (i) is less than or equal to the Available Commitments of the Lenders (before giving effect to the making and payment of any Loans pursuant to this Section 2.31 on such Borrowing Date), each Lender (other than Multicurrency Lenders) shall make a Dollar Revolving Loan to such Borrower on such Borrowing Date in accordance with the applicable provisions hereof, and the proceeds of such Dollar Revolving Loans shall be simultaneously applied to repay outstanding Dollar Revolving Loans of such Multicurrency Lenders in each case in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from such Multicurrency Lenders of the Requested Multicurrency Loans, the excess described in the foregoing clause (i) will be eliminated. To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on such Borrowing Date, the proceeds of such Dollar Revolving Loans denominated in Dollars shall be made available by each Lender (other than the Multicurrency Lenders) to the Administrative Agent at the Funding Office in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Dollar Revolving Loans toward repayment of outstanding Dollar Revolving Loans of such Multicurrency Lenders and (y) concurrently with the repayment of such Dollar Revolving Loans on such Borrowing Date, (I) such Multicurrency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Multicurrency Loans in an aggregate amount equal to the amount so requested by the applicable Borrower and (II) the applicable Borrower shall pay to the Administrative Agent for the account of the Multicurrency Lenders whose Dollar Revolving Loans to such Borrower are repaid on such Borrowing Date pursuant to this Section 2.31 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to Section 2.26 in connection with such repayment.
          (b) If any borrowing of Dollar Revolving Loans is required pursuant to this Section 2.31, a Borrower shall notify the Administrative Agent in the manner provided for Dollar Revolving Loans in Section 2.2(a), except that the minimum borrowing amounts and threshold multiples in excess thereof applicable to ABR Loans set forth in subsection 2.2(a) shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Dollar Revolving Loans required to be made pursuant to this Section 2.31.
          2.32. Evidence of Debt. The Loans and other extensions of credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans and other extensions of credit made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. If any Borrower issues a Note to a

Lender (which shall occur only upon the request by a Lender to the relevant Borrower made through the Administrative Agent), such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto. In addition to the accounts and records referred to above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Euro Swingline Loans and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          2.33. Addition of Foreign Borrowers; Termination of Foreign Borrowers.
          (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period (but in no event less than 7 Business Days) as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Foreign Borrower to receive Loans and Letters of Credit hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit J (a “Foreign Borrower Request and Assumption Agreement”), which shall specify, among other things, the notice address of such Applicant Borrower and information of the type described in Section 9.16 with respect to the Applicant Borrower; provided that the Aggregate Foreign Sublimit (shall not exceed $150,000,000; and provided, further, that no Applicant Borrower shall become a Foreign Borrower hereunder if any Lender, within 7 Business Days’ of receipt by the Lenders of a Foreign Borrower Request and Assumption Agreement with respect to such Applicant Borrower, shall determine in good faith that it is unlawful, or any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans to such Applicant Borrower or to participate in Letters of Credit issued for the account of such Applicant Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities as a Foreign Borrower as provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including an affirmation of the Company Guarantee by the Company and the execution of any applicable Issuing Lender Agreement by such Applicant Borrower), in each case in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent, and Notes signed by such new Foreign Borrowers to the extent any Lenders so request. Upon the satisfaction of the conditions specified herein, an Applicant Borrower shall be entitled to receive Loans and Letters of Credit as a Foreign Borrower hereunder, and promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit K (a “Foreign Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans and Letters of Credit hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Foreign Borrower otherwise shall be a Foreign Borrower for all purposes of this Agreement; provided that no Loan notices or Applications may be submitted by or on behalf of such Foreign Borrower until the date five Business Days after such effective date
          (b) The Obligations of all Foreign Borrowers shall be several in nature. The Obligations of each of the Foreign Borrowers (including any Foreign Borrower which become a party to this Agreement after the Closing Date in accordance with this Section 2.33) shall be guaranteed by the Company pursuant to Section 2.34 and by each Subsidiary Guarantor pursuant to the Guarantee.
          (c) Each Foreign Subsidiary of the Company that is or becomes a “Foreign Borrower” pursuant to this Section 2.33 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Foreign Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Foreign Borrower. Notwithstanding the foregoing in this clause (c), each Foreign Borrower shall have the right, individually, to request and receive Loans to be made to such Foreign Borrower and request and have Letters of Credit be issued for the account of such Foreign Borrower and to make payments in respect thereof, all in accordance with the terms of this Agreement.
          (d) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Foreign Borrower’s status as such, provided that there are no outstanding Loans payable by such Foreign Borrower, or Letters of Credit issued for the account of such Borrower, or other amounts payable by such Foreign Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower’s status.
          (e) Reserved.
          (f) In such event that a Foreign Borrower is designated as such or its status as such is terminated pursuant to the terms of this Section 2.33, the Administrative Agent is hereby authorized by the parties hereto to amend Schedule 1(a) to include or remove, as the case may be, each such Foreign Borrower. The Administrative Agent shall distribute to the Lenders an amended Schedule 1(a).
          2.34. Guarantee by Company of Foreign Obligations.
          (a) The Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the each Foreign Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Obligations of each such Foreign Borrower including, without limitation, the Obligations of each Foreign Borrower that becomes party to this Agreement after the Closing Date in accordance with Section 2.33. This Guarantee shall remain in full force and effect until all of the Foreign Obligations and the obligations of each Foreign Borrower under this Agreement and the other Loan Documents shall have been satisfied by irrevocable payment in full in cash, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Foreign Borrowers, or any of them, may be free from any Foreign Obligations.
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Company hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Company under applicable federal and state laws relating to the insolvency of debtors. The Company agrees that the Foreign Obligations may at any time and from time to time exceed the amount of the liability of the Company hereunder without impairing this guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
          (c) No payment made by any Foreign Borrower, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Foreign Borrower, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company under this Section 2.34 which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Foreign Obligations or any payment received or collected from the Company in respect of the Foreign Obligations), remain liable for all Foreign Obligations up to the maximum liability of the Company under this Section 2.34 until the Foreign Obligations are paid in full, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments are terminated.
          (d) Notwithstanding any payment made by the Company hereunder or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Foreign Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Foreign Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any Foreign Borrower or any other guarantor in respect of payments made by such guarantor, until all amounts owing to the Administrative Agent and the Lenders by each Foreign Borrower on account of the Foreign Obligations are paid in full, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Foreign Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Foreign Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
          (e) The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Foreign Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Foreign Obligations continued, and the Foreign Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Foreign Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Foreign Obligations or for the guarantee in this Section 2.34 or any property subject thereto.

          (f) The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2.34 or acceptance of the guarantee contained in this Section 2.34; the Foreign Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon, the guarantee contained in this Section 2.34; and all dealings between the Foreign Borrowers and the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.34. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Foreign Borrowers with respect to the Foreign Obligations. The Company understands and agrees that the guarantee contained in this Section 2.34 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Foreign Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Borrower for the Foreign Obligations (or any of them), or of the Company under the guarantee contained in this Section 2.34, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Foreign Borrower, any other guarantor or any other Person or against any collateral security or guarantee for the Foreign Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Foreign Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Foreign Borrower, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          (g) The guarantee contained in this Section 2.34 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Borrower or any guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Borrower or any guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          (h) The Company hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the Funding Office.
          (i) The Company acknowledges that the rights and responsibilities of the Administrative Agent under the guarantee contained in this Section 2.34 with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of the guarantee contained in this Section 2.34 shall, as between the Administrative Agent and the Lenders, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Company, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the Company shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
          2.35. Limitation of Certain Obligations of Foreign Borrowers. Notwithstanding any other provision hereof, each Foreign Borrower shall only be liable for such Foreign Borrower’s pro rata share of any fees, any expenses and any indemnification obligations under this Agreement or the other Loan Documents, including, without limitation, the obligation under Sections 2.24, 2.26, 2.29, 9.5 and 9.7 of this Agreement; provided that such Foreign Borrower shall only be liable for (a) fees under Sections 2.14(c) and (d) in respect of Letters of Credit which arise from Letters of Credit issued, extended or renewed for the account of such Foreign Borrower, and (b) indemnification costs under Section 2.26 which arise from Revolving Loans made to such Foreign Borrower.
          2.36. Cash Collateral.
          (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of five days prior to the Termination Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all such L/C Borrowings or L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Lender, the Euro Swingline Lender or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.37(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
          (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Euro Swingline Lender and the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.36(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
          (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.36 or Sections 2.4 through 2.13, 2.16, 2.17, 2.37 or Section 7 in respect of Letters of Credit, Euro Swingline Loans or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Euro Swingline Loans or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

          (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.6(b)(ii)(E))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.36 may be otherwise applied in accordance with the provisions contained herein), and (y) the Person providing Cash Collateral and the Issuing Lender, Euro Swingline Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
          2.37. Defaulting Lenders.
          (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
          (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.
          (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender, the Swingline Lender or the Euro Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender, the Swingline Lender or the Euro Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan, Euro Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender, the Swingline Lender or the Euro Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender, the Swingline Lender or the Euro Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the

Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.37(a) (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
          (iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.14(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Extensions of Credit funded by it and (2) its Revolving Percentage or Multicurrency Revolving Percentage, as applicable, of the stated amount of Letters of Credit, Swingline Loans and Euro Swingline Loans for which it has provided Cash Collateral pursuant to Sections 2.4 through 2.13, Section 2.36, or Section 2.37(a)(ii), as applicable (and the Borrowers, as applicable, shall (A) be required to pay to each of the Issuing Lender, the Swingline Lender and the Euro Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided herein.
          (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swingline Loans or Euro Swingline Loans pursuant to Sections 2.4 through 2.13, the “Revolving Percentage” or “Multicurrency Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swingline Loans and Euro Swingline Loans, as applicable, shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Extensions of Credit of that Lender.
          (b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swingline Lender, Euro Swingline Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swingline Loans and Euro Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages and Multicurrency Revolving Percentages (without giving effect to Section 2.37(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 3. REPRESENTATIONS AND WARRANTIES

     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Administrative Agent and each Lender that:
          3.1. Financial Condition. The audited consolidated balance sheets of the Company and its consolidated Subsidiaries as at June 30, 2007, June 30, 2008 and June 30, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Equivalents, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, except those (a) reflected in the most recent financial statements referred to in this paragraph, (b) which were incurred after June 30, 2009, in the case of the Company and its Subsidiaries in the ordinary course of business and consistent with past practices, (c) that are obligations (including transaction costs) in connection with this Agreement, or (d) that, individually or in the aggregate, do not have a Material Adverse Effect. During the period from June 30, 2009 to and including the date hereof, there has been no Disposition by any Group Member of any business or property that is material to the Company and its consolidated Subsidiaries, taken as a whole.
          3.2. No Change. Since June 30, 2009, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          3.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of Group Members other than each of the Borrowers, where the failure to be so organized, validly existing and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority and rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, do not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          3.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.
          3.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
          3.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          3.8. Ownership of Property, Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each case necessary and related to its operations, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.
          3.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where such failure, individually or in the aggregate, does not have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim, except where such claims, individually or in the aggregate, do not have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect, except where such infringement, individually or in the aggregate, does not have a Material Adverse Effect.
          3.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; to the knowledge of any Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

          3.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          3.12. ERISA.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
          (b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, which in any event has resulted, or could reasonably be expected to result in, a material liability; (ii) the Borrowers and each ERISA Affiliate has complied in all material respects with all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, which in any event has resulted, or could reasonably be expected to result in, a material liability; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof (other than by means of an annuity or other termination that preserves the Pension Plan’s ability to meet in full its liabilities and obligations to Plan participants as and when they become due) nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
          (d) Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 3.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

          3.13. Investment Company Act; Other Regulations. No Loan Party, any Person Controlling a Loan Party or any Subsidiary of a Loan Party (a) is or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended or (b) is a “holding company” or a “public utility company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          3.14. Use of Proceeds. The proceeds of the Loans and the Letters of Credit, shall be used (i) to refinance Indebtedness of the Company under the Existing Credit Agreement and (ii) for general corporate purposes of the Borrowers and their Subsidiaries.
          3.15. Environmental Matters. Except as disclosed on Schedule 3.15 or except as, in the aggregate, do not have a Material Adverse Effect:
          (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
          (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
          (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
          (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
          (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
          (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
          (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

          3.16. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders (other than financial projections) for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, in each case in light of the circumstances under which such statements were made or information provided. The projections and pro forma financial information, if any, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          3.17. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
          3.18. Insurance. The Company and each of its Subsidiaries maintains with financially sound and reputable insurers (not related to or affiliated with the Company or any of its Subsidiaries) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.
          3.19. Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, (a) Schedule 3.19 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.
          3.20. Foreign Asset Control Regulation, Etc. Neither the Company nor any of its Subsidiaries is an entity on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Treasury Department.
SECTION 4. CONDITIONS PRECEDENT
          4.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it to the Borrowers is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1.
          (b) Financial Statements. The Lenders shall have received the consolidated financial statements of the Borrower and its consolidated Subsidiaries described in Section 3.1.

          (c) Fees and Expenses. The Lenders, the Administrative Agent and the Joint Book Managers shall have received all fees (including the amendment fees) required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
          (d) Closing Certificate, Certified Certificate of Incorporation: Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party (or equivalent documentation) certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or equivalent documentation in any applicable foreign jurisdiction) for each Loan Party from its jurisdiction of organization.
          (e) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Buchanan Ingersoll & Rooney PC, counsel to the Company and the Subsidiary Guarantors, substantially in the form of Exhibit D-1 and (ii) CMS von Erlach Henrici, counsel to the Kennametal Europe GmbH, as a Foreign Borrower, substantially in the form of Exhibit D-2. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
          (f) Existing Credit Agreement. All amounts outstanding under the Existing Credit Agreement shall have been paid in full, all commitments thereunder of lenders who are not parties to this Agreement shall have been terminated and all commitments thereunder of the Lenders party to this Agreement shall be evidenced only by this Agreement.
          (g) Guarantee. The Administrative Agent shall have received the Guarantee, executed and delivered by each Subsidiary Guarantor.
          (h) Notes. Each Lender shall have received a Note executed and delivered by the Borrowers if such Lender requested a Note pursuant to Section 2.32.
          (i) Issuing Lender Agreement. Each Issuing Lender and the Administrative Agent shall have received an Issuing Lender Agreement executed and delivered by the applicable Borrowers, such Issuing Lender and the Administrative Agent.
     Each of the foregoing shall be in form and substance satisfactory to the Administrative Agent and each Lender. Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it to any Borrower on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than the representation and warranty set forth in Section 3.2 of this Agreement) shall be true and correct on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, such Borrower shall and shall cause each of its Subsidiaries to:
          5.1. Financial Statements. Furnish to the Administrative Agent and each Lender:
          (a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for such fiscal year for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLC or other independent certified public accountants of nationally recognized standing; and
          (b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
          All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clauses (a) and (b) above, the Company may make such items available on the internet at www.Kennametal.com or by similar electronic means.
          5.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):
          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of a Responsible Officer, dated as of the date of such delivery, stating that, since the date of the Company’s fiscal year end immediately preceding the fiscal year end for which such financial statements are being delivered, there has been no development or event that has had a Material Adverse Effect;
          (b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, no Default or Event of Default has occurred, except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be (including, without limitation, any reconciliations required in connection with any changes in generally accepted accounting principles, subsequent to the Closing Date);
          (c) within five days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Borrower may make to, or file with, the SEC;
          (d) promptly, notice of any change in any Debt Rating of the Company; and
          (e) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clause (c) above, the Company may make such items available on the internet at www.Kennametal.com or by similar electronic means; provided, that the Company shall promptly provide written or electronic notice to the Administrative Agent and each Lender when statements and reports subject to clause (c) above are made available via www.Kennametal.com or such other electronic means.
     Each Borrower hereby acknowledges that the Administrative Agent and/or the Co-Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system approved by the Company (the “Platform”). Each Lender and Issuing Lender hereby agrees and acknowledges that the Administrative Agent and/or the Co-Arrangers may make available to such Lender or such Issuing Lender the Borrower Materials on the Platform.
          5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where such failure to pay, discharge or otherwise satisfy would not have a Material Adverse Effect.
          5.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition in all material respects, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          5.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made in all material respects of all dealings and transactions in relation to its business and activities, and (b) following reasonable prior written notice to the Company, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (it being understood that, so long as no Event of Default or Default has occurred and is continuing, such times shall be during normal business hours) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, to the extent such accountants are willing, with their independent certified public accountants.
          5.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting any Group Member (i) which, if adversely decided, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) in which any material injunctive or similar relief is sought or (iii) which relates to any Loan Document;
          (d) as soon as possible and in any event within thirty (30) days after any Borrower knows or or has any reason to know of the occurrence of an ERISA Event; and
          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
          5.8. Reserved.
          5.9. Continuation of or Change in Business. (a) Not engage in any business if, as a result, the general nature of the business, on a consolidated basis, which would then be engaged in by the Borrowers and their Subsidiaries would be substantially and significantly changed from the general nature of the business engaged in by the Borrowers and their Subsidiaries on a consolidated basis on the date hereof, or such business is not reasonably related to the business of the Borrowers and their Subsidiaries on a consolidated basis on the date hereof; and (b) with respect to the Loan Parties taken as a whole, continue to operate as an operating company in substantially the manner at the date hereof, and not transfer to any Person which is not a Loan Party, in any transaction or set of related transactions, any material portion of the Loan Parties’ operating assets.

          5.10. Further Assurances. Cause each Person which is or becomes a Significant Subsidiary (other than a Foreign Subsidiary) to become a Subsidiary Guarantor as promptly as practicable after (but in any event within 10 days after the date that financial statements are delivered pursuant to Section 5.1 which evidence that such Subsidiary is a Significant Subsidiary) the date such Person first satisfies the criteria in the definition of “Significant Subsidiary”, by causing such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee, together with (i) an opinion of counsel (including in-house counsel) for such Subsidiary covering such matters relating to such supplement to the Guarantee as the Administrative Agent may reasonably request, and (ii) all documents which the Administrative Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such supplement to the Guarantee, and any other matters reasonably determined by the Administrative Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 6. NEGATIVE COVENANTS
     Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          6.1. Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrowers to exceed 3.50 to 1.00.
          (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrowers to be less than 3.50 to 1.00.
          6.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
          (a) Indebtedness of any Loan Party pursuant to any Loan Document;
          (b) subject to Section 6.11, Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary;
          (c) Guarantee Equivalents incurred in the ordinary course of business by any of the Borrowers or any of their Subsidiaries of obligations (other than Indebtedness) of any Borrower or any Subsidiary;
          (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
          (e) Indebtedness of the Borrowers or their Subsidiaries constituting (i) Capital Lease Obligations, (ii) Indebtedness secured by purchase money Liens described in Section 6.3(g), or (iii) Indebtedness described in Section 6.3(f); provided, that the aggregate principal amount of outstanding Indebtedness described in this Section 6.2(e) shall not exceed $75,000,000 (or the equivalent in any currency) at any time;

          (f) Guarantee Equivalents incurred by the Company for the obligations of its Subsidiaries under any Indebtedness of such Subsidiaries otherwise permitted hereunder;
          (g) other unsecured Indebtedness for borrowed money of the Company (and not of any Subsidiary) incurred by the Company after the Closing Date; and
          (h) additional Indebtedness of the Borrowers or any of their Subsidiaries; provided, that the aggregate principal amount (for the Borrowers and all Subsidiaries) of such Indebtedness, together with the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions, shall not exceed $350,000,000 at any one time outstanding.
          6.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):
          (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries, as the case may be, in conformity with GAAP;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;
          (f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
          (g) Liens securing Indebtedness of the Borrowers or any of their Subsidiaries incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
          (h) any interest or title of a lessor under any lease entered into by the Borrowers or any of their Subsidiaries in the ordinary course of its business and covering only the assets so leased;
          (i) judgment liens fully bonded or stayed pending appeal and not constituting an Event of Default under Section 7(h); provided, that such liens are released or discharged within 90 days after the entry thereof;

          (j) Liens in favor of the United States government which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;
          (k) Liens on Margin Stock, if and to the extent that the value of such Margin Stock exceeds 25% of the total assets of the Borrowers and their Subsidiaries subject to this Section 6.3;
          (l) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;
          (m) Liens consisting of (x) set-off rights or other similar rights in favor of banking institutions securing fees due by the Borrowers or their Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry and (y) any set-off or similar rights granted to any of the Lenders hereunder or pursuant to any of the Loan Documents; and
          (n) Liens not otherwise permitted by this Section 6.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $50,000,000 at any one time.
          6.4. Fundamental Changes. Each Borrower shall not, and shall not permit any Subsidiary which is a Loan Party to, directly or indirectly, merge with or into or consolidate with any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following: (a) any Borrower may merge with another Person so long as such Borrower is the surviving corporation, (b) a Subsidiary which is a Loan Party may merge with the Company or another Loan Party that is not a Foreign Borrower, or may merge with another Person so long as such Subsidiary is the surviving corporation or such other Person becomes a Subsidiary and a party to the Guarantee and (c) the Borrowers and their Subsidiaries may make Dispositions permitted pursuant to Section 6.10; provided, that with respect to clause (a) and (b) above, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrowers shall be in compliance with the covenants set forth in Section 6.1 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 after giving effect, on a pro forma basis, to such merger or consolidation as if it had occurred on such last day or the first day of the relevant period, as appropriate, and (iii) the Borrowers shall have delivered to the Administrative Agent at least ten Business Days prior to any such merger or consolidation a certificate of a Responsible Officer certifying the satisfaction of the foregoing conditions and setting forth in reasonable detail the calculations necessary to determine compliance with clause (ii) above.
          6.5. Transactions with Affiliates. Except as set forth on Schedule 6.5, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          6.6. Reserved.
          6.7. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any of the Borrowers or any other Subsidiary of the Borrowers, (b) make loans or advances to, or other Investments in, any of the Borrowers or any other Subsidiary of the Borrowers or (c) transfer any of its assets to any of the Borrowers or any other Subsidiary of the Borrowers, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions contained in agreements governing Indebtedness of a Foreign Subsidiary permitted under Section 6.2(h) (provided, that (x) such restriction applies only to such Foreign Subsidiary and its Subsidiaries and (y) at no time shall the aggregate outstanding principal amount of such Indebtedness exceed $50,000,000), (iv) restrictions on property subject to a Permitted Lien in favor of the holder of such Lien, (v) restrictions contained in any Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the board of directors or senior management of the Company, are necessary to effect such Qualified Receivables Transaction, and (vi) the rights of shareholders of Subsidiaries (other than the Borrowers and their Subsidiaries) to receive dividends in respect of the Capital Stock of such Subsidiaries owned by such shareholders and other rights of such shareholders arising by operation of law.
          6.8. Amendment of Credit Documentation. Enter into, or permit any of its Subsidiaries to enter into, become or remain subject to any agreement or instrument to which any Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.
          6.9. Off-Balance Sheet Financings. Enter into, or permit any of its Subsidiaries to enter into, any arrangements (other than a Qualified Receivables Transaction permitted under Section 6.10(d)) to finance any Indebtedness of any Person (other than the Borrowers and their consolidated Subsidiaries) (a) which was incurred by the Borrowers or any of their Subsidiaries or guaranteed by the Borrowers or any of their Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrowers or any of their Subsidiaries and (b) the payments in respect of which are intended to be financed with the proceeds of payments made to such Person by the Borrowers or any of their consolidated Subsidiaries or any Indebtedness or Capital Stock issued by any Borrower or any such Subsidiary in an aggregate principal amount in excess of $50,000,000 at any time outstanding.
          6.10. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Foreign Borrower or any other Subsidiary of the Company, issue or sell any shares of such Foreign Borrower’s or such Subsidiary’s Capital Stock to any Person, except:
          (a) the Disposition of obsolete or worn out property in the ordinary course of business;
          (b) the sale of inventory in the ordinary course of business;
          (c) subject to Section 6.11, the sale or issuance of any Subsidiary’s Capital Stock or assets to the Company or any other Subsidiary;
          (d) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” made in connection with a Qualified Receivables Transaction; provided, that, notwithstanding anything herein to the contrary, in no event shall (i) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables

Transactions of the Company and its Domestic Subsidiaries be greater than $150,000,000 in the aggregate at any one time or (ii) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of Foreign Subsidiaries be greater than $75,000,000 in the aggregate at any one time;
          (e) as set forth on Schedule 6.10;
          (f) the Disposition of other property having a fair market value not to exceed 15% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrowers; and
          (g) the transfer of Capital Stock of any Foreign Subsidiary constituting directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party;
provided that, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall release each Subsidiary Guarantor from its obligations under the Guarantee in connection with any Disposition by the Company or any of its Subsidiaries of such Subsidiary Guarantor permitted pursuant to this Section 6.10.
          6.11. Investments. Make any advance, loan, extension of credit (by way of Guarantee Equivalent or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) investments in Cash Equivalents;
          (c) Guarantee Equivalents permitted by Section 6.2;
          (d) (x) acquisitions of the assets of another Person or acquisitions of the Capital Stock of Persons, or (y) Investments by the Borrowers or any of their Subsidiaries; provided that (i) at the time of any such acquisition or Investment and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) the Borrowers have demonstrated, on a pro forma basis, compliance with the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio set forth in Section 6.1 after giving effect to such acquisition or Investment and (iii) at the time of such acquisition or Investment and after giving effect thereto, the total assets (determined in accordance with GAAP and without duplication) of the Company and the Subsidiary Guarantors shall not be less than $850,000,000 (the “Obligor Asset Threshold”); provided, however, that at any time during the term of this Agreement that the Obligor Asset Threshold is not satisfied, the aggregate amount of all such acquisitions and Investments in any Person who is not the Company or a Subsidiary Guarantor shall not exceed (x) $250,000,000 during all such periods in any fiscal year of the Borrowers and (y) $750,000,000 during all such periods in the aggregate over the term of this Agreement;
          (e) intercompany Investments (x) by the Company or any Subsidiary Guarantor in the Company or any other Subsidiary Guarantor or (y) by a Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
          (f) Investments consisting of the Guarantee or the Company Guarantee;
          (g) Reserved; and

          (h) Investments by the Company or a Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of an equity interest or interests in accounts receivable and related assets generated by the Company or a Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.
SECTION 7. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
          (a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
          (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
          (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to each Borrower only), Section 5.7(a) (only with respect to an Event of Default) or Section 6 of this Agreement; or
          (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or
          (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Equivalent, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Equivalent) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or
          (f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law of any jurisdiction, domestic or foreign, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, that notwithstanding anything to the contrary contained in this Section 7(f), it shall be an Event of Default if Immaterial Subsidiaries that collectively have assets with a total book value or fair market value of more than $20,000,000 are subject to the events described in clause (i), (ii), (iii), (iv) or (v) above; or
          (g) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC and such liability could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
          (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
          (i) the guarantee of any Subsidiary Guarantor (other than Subsidiary Guarantors which (a) are designated by the Company as a Significant Subsidiary under clause (c) of the definition of “Significant Subsidiary” and (b) would not be a Significant Subsidiary absent such designation) contained in the Guarantee shall cease, for any reason, to be in full force and effect (except (x) to the extent that such Subsidiary Guarantor is merged into the Company or another Subsidiary Guarantor or (y) such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by Section 6.10) or any Loan Party shall so assert, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, shall be commenced by any of the Borrowers or any of their Subsidiaries party thereto, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or
          (j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Company; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors or (iii) the Company shall fail to own, directly or indirectly, 100% of the Capital Stock of each Foreign Borrower (except for directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party);
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.
SECTION 8. ADMINISTRATIVE AGENT
          8.1. Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender hereunder and under the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.
          8.2. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          8.3. Exculpatory Provisions. Neither any Agent, the Joint Book Managers, or any Joint Lead Arranger nor any of their respective Related Parties shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each of the Agents, the Joint Book Managers, and the Joint Lead Arrangers:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or the Required Multicurrency Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Required Multicurrency Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          8.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          8.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          8.7. Indemnification. The Lenders agree to indemnify each Agent, the Joint Book Managers and each Co-Arranger in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, the Joint Book Managers or such Co-Arranger in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, the Joint Book Managers or such Co-Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Joint Book Manager’s or such Co-Arranger’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

          8.8. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          8.9. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender and Euro Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender and Euro Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender and Euro Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

          8.10. Co-Syndication Agents, Co-Documentation Agents, Joint Lead Arrangers, or Joint Book Managers. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Co-Documentation Agents, Joint Lead Arrangers, or Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
          8.11. Release of Guarantors. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent, at its option and in its discretion, to enter into any agreement or execute any document evidencing the release of any Subsidiary Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transactions permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.11.
          8.12. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.20 and 9.5) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lenders to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender in any such proceeding.

SECTION 9. MISCELLANEOUS
          9.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive (in whole or in part) the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i), or (z) that any modification or change in the metric for determining fee rates, applicable margins and Pricing Levels hereunder, including using financial covenants rather than the Company’s Debt Rating shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) consent to the assignment or transfer by any Borrower of its rights and obligations under this Agreement and the other Loan Documents or release, other than as provided in Section 8.11 (in which case such release of any Subsidiary Guarantor may be made by the Administrative Agent acting alone), all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee or release the Company from its obligations under the Company Guaranty without the written consent of all the Lenders; (iv) add additional currencies as Foreign Currencies in which Multicurrency Loans may be made under this Agreement without the written consent of all the Multicurrency Lenders; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Sections 2.4 or 2.5 without the written consent of the Swingline Lender or, with respect to provisions concerning the Euro Swingline Loans, the Euro Swingline Lender; (viii) amend, modify or waive any provision of Sections 2.6 through 2.13 inclusive without the written consent of all Issuing Lenders; (ix) amend, modify or waive any provision of Section 2.23 without the written consent of each Lender or (x) waive any condition of Section 4.1 without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, this Agreement may be amended or otherwise supplemented without the written consent of the Lenders or the Required Lenders to increase the amount of the Total Commitments in accordance with Section 2.15(b). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or on a subordinated basis to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and the accrued interest and fees in respect thereof and (b) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
          9.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Kennametal Inc.
1600 Technology Way
Latrobe, Pennsylvania 15650
Attention: Lawrence J. Lanza
Vice President and Treasurer
Telecopy: 724-539-4668
Telephone: 724-539-4013

Foreign Borrower:	Kennametal Europe GmbH
Rheingoldstrasse 50
8212 Neuhausen am Rheinfall
Switzerland
Attention: Regional CFO
Telecopy: 41 52 6750-101
Telephone: 41 52 6750-120

Administrative Agent:	Bank of America, N.A.
NC1-001-15-14
One Independence Center
101 N. Tryon Street
Charlotte, North Carolina 28255
Attention: William Cessna
Telecopy: 980-264-2501
Telephone: 980-388-1639

Euro Swingline Lender:	Bank of America, N.A., London Branch
26 Elmfield Road
Bromley
BR1 1WA
United Kingdom
Attention: Gary Durrell, Loan Service
Telecopy: +44 208 313 2149
Telephone: +44 208 695 3090

Funding Office:	Bank of America, N.A.
Mail Code: NC1-001-15-04
One Independence Center
101 N. Tryon St.
Charlotte, North Carolina 28255-0001
Attention: Rose Bollard, Credit Services Representative
Telecopy: 704-409-0355
Telephone: 980-386-2881
provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender, any Issuing Lender or the Lenders shall not be effective until received. The notice address of any Foreign Borrower becoming a party to this Agreement after the Closing Date shall be the notice address provided by such Foreign Borrower in the Applicant Borrower Request and Assumption Agreement delivered pursuant to Section 2.33(a).
          9.3. No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder (including, without limitation, in respect of the Company Guarantee) or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7 for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender, the Swingline Lender or the Euro Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, Swingline Lender or Euro Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.7 (subject to the terms of Section 2.23), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to

Section 2.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
          9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          9.5. Costs and Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. Each Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Book Managers and their Affiliates for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay all customary fees incurred by any Issuing Lender in connection with the amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, each Agent, the Joint Book Managers and each Co-Arranger for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights (i) under this Agreement, the other Loan Documents and any such other documents, including its rights under this Section, or (ii) in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, in each case, including the reasonable fees and disbursements of counsel (including the allocated expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, and (d) to pay, indemnify, and hold each Lender, each Agent, the Joint Book Managers and each Co-Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents delivered by a Group Member in connection with any Loan Document or the transactions contemplated thereby.
          (b) Indemnification by the Borrowers. The Borrowers shall indemnify, and hold the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Lender, each Agent, the Joint Book Managers and each Co-Arranger and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, any Letter of Credit, any other Loan Document and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee to the extent of the Indemnitee’s liability as an owner (and not as an operator or arranger under Environmental Laws). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to such damages to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.23(f).
          (d) Payments. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 9.5 shall be submitted to the Company at its address set forth in Section 9.2 or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.
          (e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Euro Swingline Lender, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          9.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and

(ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6. No assignment by a Lender hereunder shall be made to (i) any Borrower or any Borrower’s Affiliates or Subsidiaries, (ii) a natural person, (iii) an Assignee for which it is unlawful, or any Governmental Authority has asserted that it is unlawful, for such Assignee or its applicable lending office(s) to make, maintain or fund Loans to, or to participate in Letters of Credit issued for the account of, each Foreign Borrower that is a party to this Agreement at the time of such assignment or (iv) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iv). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Multicurrency Subcommitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
          (A) the Company, provided that no consent of the Company shall be required for an assignment (1) to a Lender, (2) to a Lender Affiliate or an Approved Fund if such Lender Affiliate or Approved Fund is a Qualifying Bank, or (3) if any Event of Default has occurred and is continuing, to any other Person;
          (B) the Administrative Agent, each Issuing Lender(s), the Swingline Lender, and the Euro Swingline Lender provided that the consent of the Administrative Agent, each Issuing Lender, the Swingline Lender and the Euro Swingline Lender shall not be required for an assignment to an Assignee that is a Lender, a Lender Affiliate, or an Approved Fund; and
          (C) the Issuing Lenders if such assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender, a Lender Affiliate or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (B) shall not apply to rights in respect of Swingline Loans or Euro Swingline Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 9.6; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in the form supplied by the Administrative Agent;
          (D) in the case of an assignment by a Multicurrency Lender of all or a portion of its Commitment, such assignment must include a ratable assignment of such Multicurrency Lender’s Multicurrency Subcommitment to the extent that the amount of its Commitment being assigned is greater than the excess, if any, of the amount of such Commitment over the amount of such Multicurrency Lender’s Multicurrency Subcommitment; and
          (E) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Swingline Loans and Euro Swingline Loans in accordance with its Revolving Percentage or Multicurrency Revolving Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.24, 2.25, 2.26 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lenders at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Swingline Lender, the Euro Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.24, 2.25 and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.24 or 2.25 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.25 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.25(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.6.
          (f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a Conduit Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement. Each party hereto hereby agrees that (i) neither the grant to any Conduit Lender nor the exercise by any Conduit Lender of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement, (ii) no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by a Conduit Lender hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any Conduit Lender may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such Conduit Lender.
          (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 9.6(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as an Issuing Lender and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swingline Lender and/or (iii) upon 30 days’ notice to the

Borrowers, Bank of America, N.A., London Branch may resign as Euro Swingline Lender. In the event of any such resignation as Issuing Lender or as Swingline Lender or as Euro Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Lender, Swingline Lender or Euro Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be, or Bank of America, N.A., London Branch as Euro Swingline Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 2.8). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.5. If Bank of America, N.A. London Branch resigns as Euro Swingline Lender, it shall retain all the rights of the Euro Swingline Lender provided for hereunder with respect to Euro Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Euro Swingline Loans pursuant to Section 2.5. If Bank of America resigns as Swingline Lender and as an Issuing Lender, Bank of America shall also resign as Administrative Agent.
          9.7. Adjustments, Set-off; Pari Passu Treatment. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of the Obligations owing to such other relevant Lender, such Benefited Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of the Obligations owing to each such other relevant Lender, or shall provide such other relevant Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the relevant Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall, so long as any Event of Default has occurred and is continuing, have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Lender Affiliate or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          (c) Following the occurrence and during the continuance of any Event of Default, each Lender agrees that it shall be deemed to have, automatically upon the occurrence of such Event of

Default, purchased from each other Lender a participation in the risk associated with the Obligations held by such other Lender, so that the aggregate principal amount of the Obligations held by each Lender shall be equivalent to such Lender’s Revolving Percentage of the Obligations. Upon demand by the Administrative Agent, made at the request of the Required Lenders, each Lender that has purchased such participation (a “Purchasing Lender”) shall pay the amount of such participation to the Administrative Agent for the account of each Lender whose Outstanding Extensions of Credit exceed their Revolving Percentage of the Obligations. Any such participation may, at the option of such Purchasing Lender, be paid in Dollars or in an applicable Foreign Currency (the “Funding Currency”) (in an amount equal to the then applicable Dollar Equivalent or Foreign Currency Equivalent, as applicable, amount of such participation) and such payment shall be converted by the Administrative Agent at the Exchange Rate into the currency of the Obligations in which such participation is being purchased. The Borrowers agree to indemnify each Purchasing Lender for any loss, cost or expense incurred by such Purchasing Lender as a result of entering into any reasonable hedging arrangements between the Funding Currency and the currency of the Obligations in which such participation is being purchased in connection with the funding of such participation or as a result of any payment on account of such participation in a currency other than that funded by the Purchasing Lender.
          (d) Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Person as fully as if such Person had made a Loan directly to such Borrower in the amount of such participation.
          9.7A. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          9.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
          9.9. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender, the Euro Swingline Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
          9.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          9.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          9.12. Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
               (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
               (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
               (iii) agrees that service of process in any such action or proceeding may be effected (A) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto or (B) through any other manner that complies with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters;
               (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
               (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          9.13. Acknowledgements; No Advisory or Fiduciary Responsibilities. Each Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Book Managers, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Joint Book Managers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Joint Book Managers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Joint Book Managers has advised or is currently advising any of the Borrowers or their respective Affiliates on other matters) and neither the Administrative Agent nor the Joint Book Managers has any obligation to any of the Borrowers or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Book Managers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Book Managers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
          9.14. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative

Agent, any other Lender or any Lender Affiliate, but in the case of Lender Affiliates, only in connection with this Agreement and matters related thereto (and not for any other purpose), (b) subject to an agreement to comply with the provisions of this Section 9.14, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. To the extent permitted by law, in the case of all requests, demands, responses or requirements referenced in clauses (d), (e) and (f), the Administrative Agent or the Lender, as the case may be, shall use reasonable commercial efforts to notify the Borrower with respect to such request, demand, response or requirement in order to afford the Borrower an opportunity to take such actions as Borrower deems appropriate to protect such Confidential Information.
          9.15. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          9.16. US PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined), the Swingline Lender, the Euro Swingline Lender, each Issuing Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower (including any Applicant Borrower), which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, the Swingline Lender, the Euro Swingline Lender or such Issuing Lender, as applicable, to identify such Borrower in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
          9.17. TRANSITIONAL ARRANGEMENTS. (a) On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 9.17. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, and the Designated Letters of Credit issued by any Issuing Lender for the account of the Company prior to the Closing Date shall be converted into Letters of Credit under this Credit Agreement. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under the Existing Credit Agreement and the Company hereby obligates itself again in respect of all present and future Obligations under, inter alia, the Existing Credit Agreement, as amended and restated by this Credit Agreement.
          (b) All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date. Commencing on the

Closing Date, the facility fee hereunder shall be payable by the Company to the Administrative Agent for the account of the Lenders in accordance with Section 2.14.
[Remainder of page left blank intentionally; Signature page to follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KENNAMETAL INC.
By:	/s/ Lawrence J. Lanza
	Name:	Lawrence J. Lanza
	Title:	Vice President and Treasurer

KENNAMETAL EUROPE GMBH
By:	/s/ Gerald Goubau
	Name:	Gerald Goubau
	Title:	Managing Director

By:	/s/ Kemal Yegenoglu
	Name:	Kemal Yegenoglu
	Title:	Managing Director

Signature Page to the Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ William Cessna
	Name:	William Cessna
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender, Issuing Lender and Swingline Lender
By:	/s/ Irene Bartenstein
	Name:	Irene Bartenstein
	Title:	Senior Vice President

Signature Page to the Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., LONDON BRANCH, as a Euro Swingline Lender
By:	/s/ Gary Saint
	Name:	Gary Saint
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent and as a Lender
By:	/s/ Susan J. Dimmick
	Name:	Susan J. Dimmick
	Title:	Senior Vice President

Signature Page to the Third Amended and Restated Credit Agreement

JP Morgan Chase Bank, N.A.	,

as a Lender

By:	/s/ Deborah R. Winkler
	Name:	Deborah R. Winkler
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

Bank of Tokyo-Mitsubishi UFJ Trust Company as a Lender
By:	/s/ Joanne Nasuti
	Name:	Joanne Nasuti
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

CITIZENS BANK OF PENNSYLVANIA, as a Lender
By:	/s/ Curtis C. Hunter III
	Name:	Curtis C. Hunter III
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

Mizuho Corporate Bank, Ltd., as a Lender
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

Signature Page to the Third Amended and Restated Credit Agreement

COMERICA BANK, as a Lender
By:	/s/ Blake Arnett
	Name:	Blake Arnett
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender
By:	/s/ Patrick Hartweger
	Name:	Patrick Hartweger
	Title:	Vice President

By:	/s/ Sandy Bau
	Name:	Sandy Bau
	Title:	Assistant Treasurer

Signature Page to the Third Amended and Restated Credit Agreement

HSBC BANK USA, N.A., as a Lender
By:	/s/ Frank M. Eassa
	Name:	Frank M. Eassa
	Title:	Assistant Vice President

Signature Page to the Third Amended and Restated Credit Agreement

Intesa Sanpaolo S.p.A., as a Lender
By:	/s/ Luca Sacchi
	Name:	Luca Sacchi
	Title:	VP

By:	/s/ Frank Di Mario
	Name:	Frank Di Mario
	Title:	FVP & Credit Manager

Signature Page to the Third Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Patrick H. McGraw
	Name:	Patrick H. McGraw
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

FIRST COMMONWEALTH BANK, as a Lender
By:	/s/ Stephen J. Orban
	Name:	Stephen J. Orban
	Title:	Vice President

Signature Page to the Third Amended and Restated Credit Agreement

TRISTATE CAPITAL BANK, as a Lender
By:	/s/ Paul J. Oris
	Name:	Paul J. Oris
	Title:	Senior Vice President

Signature Page to the Third Amended and Restated Credit Agreement

SCHEDULE 1(a)
Foreign Borrowers and Aggregate Foreign Sublimit
FOREIGN BORROWER
Kennametal Europe GmbH
AGGREGATE FOREIGN SUBLIMIT
$150,000,000

Schedule 1(b)
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 — (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as
Schedule 1(b)

an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the applicable rate as determined by the Pricing Grid, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 2.20(e) and, in the case of interest (other than on overdue amounts) charged at the interest rate set forth in Section 2.20(e), without counting any increase in interest rate effected by the charging of such interest rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the
Schedule 1(b)

Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which
Schedule 1(b)

replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
Schedule 1(b)

SCHEDULE 1.1
COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$62,500,000.00
PNC Bank, National Association	62,500,000.00
JPMorgan Chase Bank, N.A.	62,500,000.00
Bank of Tokyo-Mitsubishi UFJ Trust Company	56,250,000.00
Citizens Bank of Pennsylvania	56,250,000.00
Mizuho Corporate Bank, Ltd.	50,000,000.00
Comerica Bank	24,000,000.00
Commerzbank AG New York and Grand Cayman Branches	24,000,000.00
HSBC Bank USA, National Association	24,000,000.00
Intesa Sanpaolo S.p.A New York Branch	24,000,000.00
U.S. Bank National Association	24,000,000.00
First Commonwealth Bank	15,000,000.00
TriState Capital Bank	15,000,000.00

TOTAL	$500,000,000.00

MULTICURRENCY SUBCOMMITMENT

Multicurrency
Lender	Commitment
Bank of America, N.A.	$37,500,000.00
PNC Bank, National Association	37,500,000.00
JPMorgan Chase Bank, N.A.	37,500,000.00
Bank of Tokyo-Mitsubishi UFJ Trust Company	33,750,000.00
Citizens Bank of Pennsylvania	33,750,000.00
Mizuho Corporate Bank, Ltd.	30,000,000.00
Comerica Bank	14,400,000.00
Commerzbank AG New York and Grand Cayman Branches	14,400,000.00
HSBC Bank USA, National Association	14,400,000.00
Intesa Sanpaolo S.p.A New York Branch	14,400,000.00
U.S. Bank National Association	14,400,000.00
First Commonwealth Bank	9,000,000.00
TriState Capital Bank	9,000,000.00

TOTAL	$300,000,000.00

SCHEDULE 2.6
Designated Letters of Credit

Issuer	Issue Date	L/C $ Amount	Beneficiary	Expiration Date
Bank of America	6/21/02	$250,000.00	Ohio Bureau of Worker’s Comp.	6/5/11
Bank of America	8/02/05	$3,850,000.00	Sentry Insurance	7/1/11
Bank of America	6/21/02	$948,047.00	Pacific Employees Insurance Co.	3/14/11
Bank of America	7/26/02	$1,000,000.00	Zurich American Insurance Group	7/1/11
PNC Bank	10/9/98	$65,000.00	Liberty Mutual Insurance Co.	3/21/11

Note: All letters of credit contain an evergreen provision.

SCHEDULE 3.12(d)
Pension Plans
Kennametal Retirement Income Plan, as amended.

SCHEDULE 3.15
Environmental Disclosure
FY10 Year End Environmental Reporting

Environmental Remediation Summary	Notices of Violation / Consent Orders
Arnheim, Netherlands	Chestnut Ridge, Latrobe PA
Bedford Casings, Pennsylvania	Fallon, Fallon NV
Clemson, South Carolina	Henderson, Henderson NC
Essen, Germany	Roanoke Rapids, Weldon NC
Hardenberg, Netherlands	Johnson City, Johnson City TN
Konigsee, Germany	Newport, United Kingdom
Neunkirchen, Germany
Port Coquitlam, British Columbia, Canada
Sheffield, UK
Vitoria, Spain

*	All matters listed in the table above are reflected in the consolidated financial statements of the Kennametal Inc. for the period ending March 31, 2010.

SCHEDULE 3.19
Subsidiaries
[Attached]

KENNAMETAL INC.
SUBSIDIARIES,
BRANCHES, AND AFFILIATES
1/31/2010

				OWNERSHIP
			SAP	DIRECT	INDIRECT
			CO CODE	%	%	VIA	NOTES
AMERICAS:
1	Kennametal Inc.	U.S. (PA)	0101				(1)
2	Kennametal Holdings Europe Inc.	U.S. (DE)	0121	100
3	Kennametal Widia Holdings Inc.	U.S. (DE)	0122		100	2
4	Kennametal Hungary Holdings Inc.	U.S. (DE)	0123	100
5	Hanita Cutting Tools, Inc.	U.S. (NJ)	0169		100	81
6	Powdermet, Inc.	U.S. (DE)	n/a	27.27			(3)
7	Kennametal Financing I Corp.	U.S. (DE)	n/a	100
8	Kennametal Extrude Hone Corporation	U.S. (OH)	0170	100
9	Kennametal Tricon Metals & Services, Inc.	U.S. (DE)	0153	100
10	Camco Cutting Tools Ltd.	British Columbia	0178		100	11
11	Kennametal Ltd.	Ontario	0105		100	55	(1)
12	C.T.D. de Mexico, S.A. de C.V.	Mexico	0167	56
					44	14
13	Greenfield Tools de Mexico, S.A. de C.V.	Mexico	0167		99.99	12
					0.01	14
14	Kennametal de México, S.A. de C.V.	Mexico	0108	100

15	Kennametal Holding (Cayman Islands) Limited	Cayman Islands	0131	100
16	Kennametal Argentina S.A.	Argentina	0132		100	15
17	Kennametal do Brasil LtdA.	Brasil	0134		100	15
18	Extrude Hone Participacoes Ltda.	Brazil	0173		99	8
					1	46
19	Extrude Hone Do Brasil Sistemas De Acabamentos De Peca Ltda.	Brazil	0174		50.01	18

20	Kennametal Chile LtdA.	Chile	0133		100	15
21	Kennametal Europe L.P.	Bermuda	0124		Partnership	3	Limited
					100	61	General

KENNAMETAL INC.
SUBSIDIARIES,BRANCHES, AND AFFILIATES
1/31/2010

				OWNERSHIP
			SAP	DIRECT	INDIRECT
			CO CODE	%	%	VIA	NOTES
EUROPE:
22	Kennametal Holding GmbH	Germany	0221		100	63
23	Kennametal Hertel Europe Holding GmbH	Germany	0222		100	22
24	Kennametal GmbH	Germany	0225		100	23
25	Kennametal Produktions Services GmbH	Germany	0224		100	24

26	Kennametal Produktions GmbH & Co. KG	Germany	0201		Partnership	25	General (1)
					100	24	Limited
27	Kennametal Deutschland GmbH	Germany	0202		100	24
28	Kennametal Verwaltungs GmbH & Co KG	Germany	0235		Partnership	25	General
					100	3	Limited
29	Kennametal Widia Beteiligungs GmbH	Germany	0233		100	22
30	Widia GmbH	Germany	0237		100	23	(1)
31	Kennametal Widia Produktions GmbH & Co. KG	Germany	0230		Partnership	29	General (1)
					100	30	Limited

32	Kennametal Österreich GmbH	Austria	0241		100	24
33	Kennametal Belgium S.p.r.l.	Belgium	0206		99.99	24
					0.01	49
34	Kennametal UK Limited	England	0204		100	24
35	Kennametal Logistics UK Ltd.	England	0274		100	34
36	Kennametal Manufacturing UK Ltd.	England	0265		100	34	(1)
37	ISIS GHH Limited	England	n/a	20			(2)
38	Kennametal Extrude Hone Ltd.	England	0258		100	8
39	Kennametal Sintec Keramic (UK) Ltd.	England	0403		100	23
40	ISIS Informatics Limited	England	0262		100	3	(1)

41	Kennametal France S.A.S.	France	0205		100	24
42	Extrude Hone France S.A.	France	0255		100	46
43	Kennametal Production France S.A.R.L.	France	0266		100	41	(1)

44	Kennametal Hungaria Kft.	Hungary	0227		98	23
					2	24
45	Kennametal Hungary Finance Services Kft.	Hungary	0238	90	10	4
46	Kennametal Extrude Hone Limited	Ireland	0253		100	8	(1)
47	Kennametal Italia S.p.A.	Italy	0209		65.9	24	(1)
48	Kennametal Italia Produzione S.R.L.	Italy	0412		100	47
49	Kennametal Nederland B.V.	Netherlands	0207		100	24
50	Kennametal Engineered Products B.V.	Netherlands	0208		100	49	(1)

51	Kennametal Sp. Z.o.o.	Poland	0250	100			(1)
52	Kennametal Polska Sp. Z.o.o.	Poland	0243		100	32
53	Kenci S.L.	Spain	0248		100	24
54	Kennametal Manufacturing Spain S.L.	Spain	0267		100	53	(1)
55	Kennametal Luxembourg S.a. r.l.	Luxembourg	0411	100

KENNAMETAL INC.
SUBSIDIARIES, BRANCHES, AND AFFILIATES
1/31/2010

				OWNERSHIP
			SAP	DIRECT	INDIRECT
			CO CODE	%	%	VIA	NOTES
56	Kennametal Czech s.r.o	Czech Republic	0251		BRANCH	24
57	Materiales y Accesorios Kenem S.L.	Spain	0408		99.99	53
					0.01	54
58	Tesscenter S.L.	Spain	0407		99.6	53
					0.4	57
59	Kenci Lda.	Portugal	0406		100	53
60	Meturit AG	Switzerland	0239		100	30
61	Kennametal Europe Holding GmbH	Switzerland	0228		100	3
62	Kennametal Europe Holding GmbH, Niederlassung Deutschland	Germany	0229		BRANCH	61
63	Kennametal Europe GmbH	Switzerland	0268, 0269		100	21
64	Kennametal Kesici Takimlar Sanayi ve Ticaret A.S.	Turkey	0252		99.5	24
					0.125	22
					0.125	67
					0.125	68
					0.125	23
65	Kennametal AMSG GmbH	Germany	0278		100	23
66	Kennametal Logistics GmbH	Germany	0275		100	23
67	Kennametal Shared Services GmbH	Germany	0276		100	23
68	Kennametal Technologies GmbH	Germany	0277		100	23
69	Kennametal Widia Real Estate GmbH & Co. KG	Germany	0270	5.1	94.9	30	Limited
					Partnership	76	General
70	Kennametal Real Estate GmbH & Co. KG	Germany	0272	5.1	94.9	26	Limited
					Partnership	76	General
71	Kennametal (Deutschland) Real Estate GmbH & Co. KG	Germany	0271	5.1	94.9	27	Limited
					Partnership	76	General
72	Kennametal Extrude Hone GmbH and Co. KG	Germany	0280		Partnership	29	General
					100	46	Limited
73	Rübig Real Estate GmbH & Co. KG	Germany	0273	5.1	94.9	24	Limited
					Partnership	76	General
74	Kennametal Extrude Hone Holding GmbH	Germany	0283		100	46
75	Kennametal Extrude Hone GmbH	Germany	0259		100	74
76	Kennametal Real Estate Beteiligungs GmbH	Germany	0203		100	24
77	Kennametal Sintec Holding GmbH	Germany	0404	100
78	Kennametal Sintec Keramik GmbH	Germany	0401		100	23
RUSSIA
79	OOO Kennametal	Russia	0409/0410		99	63
					1	21

KENNAMETAL INC.
SUBSIDIARIES, BRANCHES, AND AFFILIATES
1/31/2010

				OWNERSHIP
			SAP	DIRECT	INDIRECT
			CO CODE	%	%	VIA	NOTES
AFRICA & MIDDLE EAST:
80	Kennametal South Africa (Proprietary) Limited	South Africa	0320	100
81	Hanita Metal Works, Ltd.	Israel	0261	100
ASIA PACIFIC:
82	Kennametal Australia PTY. Ltd.	Australia	0301	100
83	Kennametal Hardpoint (Shanghai) Co. Ltd.	China	0319		100	90
84	Kennametal (Xuzhou) Company Ltd.	China	0309/0336		100	90	(1)
85	Kennametal (China) Co. Ltd.	China	0331		100	90
86	Extrude Hone Shanghai, Co. Ltd.	China	0328		100	8	(1)
87	Sunshine Powder Technology Co., Ltd.	China	0333		100	89
88	Sintec Keramic Shanghai Co., Ltd.	China	0334		100	77
89	Kennametal Sintec Keramik Asia Ltd.	Hong Kong	0332		100	77
90	Kennametal Asia (HK) Ltd.	Hong Kong	0316		100	55
91	Kennametal India Limited	India	0323	12.16	76	60	(1)
92	Kennametal Shared Services Private Limited	India	0330	99	1	2
93	Kemmer Japan	Japan			28.6	23
94	Kennametal Japan Ltd.	Japan	0306	100
95	Extrude Hone KK (Japan)	Japan	0326		60.8	46	(1)
					39.2	8
96	Kennametal (Malaysia) Sdn. Bhd.	Malaysia	0314	100
97	Kennametal (Singapore) PTE. Ltd.	Singapore	0302	100
98	Kennametal Distribution Services Asia Pte. Ltd.	Singapore	0325	100
99	Kennametal Korea Ltd.	South Korea	0322	100
100	Kennametal Hardpoint (Taiwan) Inc.	Taiwan	0321	100
101	Kennametal (Thailand) CO., Ltd	Thailand	0303	75

KENNAMETAL INC.
SUBSIDIARIES, BRANCHES, AND AFFILIATES
1/31/2010

					OWNERSHIP
			SAP		DIRECT	INDIRECT
			CO CODE		%	%	VIA	NOTES
DORMANT OR PLANNED TO BE LIQUIDATED:
102	Kennametal Exports Inc.	U.S. (DE)	0183		100
103	International Twist Drill Limited	England				100	40
104	Hanita Metal Works GmbH	Germany		*		100	81
105	Kennametal International S.A.	Panama	0182		100
106	Barreno, S.A.	Peru	n/a		51
107	Carbidie Asia Pacific Pte. Ltd.	Singapore	0324		100
108	Widia U.K. Ltd.	England	0244			100	34
109	Extrude Hone (Ireland) Limited	Ireland	0254			100	46
110	Kennametal (Shanghai) Ltd.	China	0315		100			(1)
111	Extrude Hone Korea Co. Ltd.	Korea	0327			100	8
112	Extrude Hone Spain (SC)	Spain	0256			100	46
113	Kennametal Extrude Hone Czech s.r.o.	Czech Republic	0240			90	74
						10	75

NOTES:

(1)	Manufacturing Company

(2)	Not Consolidated

(3)	Fully Diluted

*	Included in Kennametal Inc.

SCHEDULE 6.2(d)
Existing Indebtedness
(In thousands)

7.2% Senior Notes due 2012		$300,000
Pennsylvania Industrial Development Authority Corporate headquarters		244
Kennametal Inc		15,000
Kennametal Japan	JPY 100,000	1,097
Kennametal Xuzhou	RMB 29,000	4,250
Kennametal China Ltd.	RMB 20,000	2,928
Kennametal HP Shanghai	RMB 36,000	5,270
Kennametal South Africa	ZAR 1,177	155
Kennametal India Limited	INR 2,363	51
Capitalized Leases		5,883

		$334,878

Note: All amounts are as of May 31, 2010, except 7.20% Senior Notes due 2012.

SCHEDULE 6.3(f)
Existing Liens
A. KENNAMETAL INC. MORTGAGE SECURITY
     Pennsylvania Industrial Development Authority Loan — Corporate Center

Mortgagor:	Eastern Westmoreland Development Corporation
Mortgagee:	The Pennsylvania Industrial Development Authority “PIDA”)
Date:	June 23, 1998
Filing:	Recorded
Property Encumbered:	Land in Unity Township, Westmoreland County, Pennsylvania together with all buildings and improvements erected thereon.
Original Amount:	$1,000,000
Balance @ 5/31/10:	$243,965
B. KENNAMETAL INC. EQUIPMENT / CAPITAL LEASE FINANCING
[See Capital Lease Supplemental Schedule on following page]

Schedule of Capital Leases as of May 31, 2010
(Values shown in USD)

						Capital Lease
			Lease Period		Interest	Obligation @
Legal Entity	Country	Leased Asset	Begin	End	Rate	5/31/10
Kennametal GmbH & Co. KG	Germany	Building (Sinto)	1986	2010	4.45%	724,360
		Building (BiL)	1992	2010	3.65%	552,662

						1,277,022

Kennametal Iberica S.L.	Spain	Building Vitoria (La Caixa)	1999	2014	2.38%	268,288
		Building Bilbao (Banco Sabadell)	2003	2013	2.30%	859,432

						1,127,720

Kennametal Inc.	U.S.A.	Superdome Server Lease	2009	2010	2.33%	2,063,669
Kennametal Inc.	U.S.A.	MES Upgrade Lease	2009	2010	2.50%	990,622
Kennametal Inc.	U.S.A.	EMC Storage Lease	2009	2011	4.72%	423,998

						3,478,289

						5,883,031

SCHEDULE 6.5
Affiliate Transactions
1.	Any Qualified Receivables Transaction.

2.	Payment of customary compensation to executive officers and directors for companies comparable to the Borrower.

SCHEDULE 6.10
Permitted Dispositions
None.

SCHEDULE 9.6
PROCESSING AND RECORDATION FEES
          The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Assignee (or to an Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT A
FORM OF
COMPLIANCE CERTIFICATE
          This Compliance Certificate is delivered pursuant to Section 5.2(b) of the Third Amended and Restated Credit Agreement, dated as of June 25, 2010 (as amended, supplemented or otherwise modified from time to time, (the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Company”) and the other Borrowers party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and the other parties thereto.
          1. I am the duly elected, qualified and acting [Chief Executive Officer] [President] [Chief Financial Officer] [Treasurer] [Controller] of the Company.
          2. I have reviewed and am familiar with the contents of this Certificate.
          3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 or in lieu of Attachment 1, such financial statements for the fiscal [year][quarter] dated [___, 20___] that the Company has made available on the internet at www.kennametal.com or by similar electronic means, (the “Financial Statements”). Such Financial Statements include a Supplemental Detail Schedule identifying components of Consolidated EBITDA as built up from Net Income on a quarter by quarter basis. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].
          4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Credit Agreement and the computations including the aggregate cumulative amount of the cash restructuring charges.
          5. Attachment 3 identifies any Subsidiary of the Company which is not already a Subsidiary Guarantor and which is required to become a Subsidiary Guarantor pursuant to Section 5.10 of the Credit Agreement.
          IN WITNESS WHEREOF, I have executed this Certificate this ___ day of                     , 201_.

Name: Title:

Attachment 1
to Compliance Certificate
     The information described herein is as of                      ,                      , and pertains to the period from                                          ,                       to                       ___,                      .
[Set forth Financial Statements]

Attachment 2
to Compliance Certificate
     The information described herein is as of                      ,                      , and pertains to the period from                                          ,                       to                       ___,                      .
[Set forth Covenant Calculations]

For the Fiscal Quarter/Year ended                                          (“Statement Date”)

I.	Section 6.1(a) — Consolidated Leverage Ratio.

	A.	Aggregate Indebtedness — Unrestricted Domestic Cash in excess of $25,000,000 on the Statement Date:	$

	B.	Consolidated EBITDA:	$

(for the last four (4) fiscal Quarters)

	C.	Ratio of “A” to “B”:

		Maximum consolidated leverage ratio permitted		3.50:1.00

II.	Section 6.1(b) — Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA:	$

	B.	Consolidated Adjusted Interest Expense:	$

(For the last four (4) fiscal quarters)

	C.	Ratio of “A” to “B”:

		Minimum consolidated interest ratio permitted		3.50: 1.00

III.	Calculation of aggregate cumulative cash restructuring charges for purposes of clause (d) of the definition of Consolidated EBITDA.

	A.	Cash restructuring charges incurred for four fiscal quarter period ending on the Statement date:	$

	B.	Aggregate cumulative amount of cash restructuring changes as of Statement Date:	$

		Maximum allowed under definition for Consolidated EBITDA		$134,000,000.00

Attachment 3
to Compliance Certificate
[Set forth Subsidiary of the Borrower]

EXHIBIT B
FORM OF CLOSING CERTIFICATE
          Pursuant to Section 4.1(d) of the Third Amended and Restated Credit Agreement, dated as of June 25, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Company”) and the other Borrowers party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as the administrative agent (in such capacity, the “Administrative Agent”) and the other parties thereto, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] [the Company] (the “Certifying Loan Party”) hereby certifies as follows:
1. The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
2.                      is the duly elected and qualified [Secretary] [Assistant Secretary] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.
3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.
4. [The conditions precedent set forth in Sections 4.1 and 4.2 of the Credit Agreement were satisfied as of the Closing Date.]
     The undersigned [Secretary] [Assistant Secretary] of the Certifying Loan Party certifies as follows:
5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred materially adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.
6. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.
7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] [members] of the [General Partner of the] Certifying Loan Party on                      and                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the By-Laws or equivalent organizational document of the Certifying Loan Party as in effect on the date hereof.
9. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation or equivalent organizational document of the Certifying Loan Party as in effect on the date hereof and as certified by the appropriate Governmental Authority.
10. Attached hereto as Annex 4 is a true and complete copy of the good standing certificate or equivalent documentation from the appropriate Governmental Authority.
[Remainder of this page intentionally left blank]

10. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

[Signatures follow]

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:

Title:	Title:

Date:                      [___], 2010

EXHIBIT C
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swingline Loans and the Euro Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Kennametal Inc. and the Foreign Borrowers from time to time party to the Credit Agreement identified below.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Third Amended and Restated Credit Agreement dated as of June 25, 2010 among Kennametal Inc., a Pennsylvania corporation, the other Borrowers party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as Administrative Agent and the other parties thereto

6.	Assigned Interest[s]:[5]

			Aggregate				Percentage
		Facility	Amount of		Amount of		Assigned of		CUSIP
Assignor[s][6]	Assignee[s][7]	Assigned[8]	Commitment[9]		Commitment		Commitment[10]		Number
		_____	$	________	$	________	_____	%

		_____	$	________	$	________	_____	%

		_____	$	________	$	________	_____	%
[7.	Trade Date: ][11]
Effective Date:                                         , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, etc.).

[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and][12] Accepted: BANK OF AMERICA, N.A., as Administrative Agent, [Issuing Lender and Swingline Lender]
By:
Title:

[BANK OF AMERICA, N.A., London Branch, as Euro Swingline Lender]
By:
Title:

[ ], as Issuing Lender
By:
Title:

[Consented to:][13] KENNAMETAL INC.
By:
Title:

[12]	Depending on Assignee(s), consent of certain parties may be required under the Credit Agreement.

[13]	Depending on Assignee(s), consent of the Company may be required under the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6 of the Credit Agreement), (iii) it is not unlawful, nor has any Governmental Authority asserted that it is unlawful, for such Assignee or its applicable Lending Office(s) to make, maintain or fund Loans to, or to participate in Letters of Credit issued for the account of, any Foreign Borrower that is a party to the Credit Agreement on the Effective Date, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D-1
FORM OF LEGAL OPINION OF BIRPC
See attached.

June 25, 2010
Bank of America, N.A., as Administrative Agent under the Third Amended and Restated Credit Agreement
     and
The Lenders listed on Schedule I hereto which are parties to the Credit Agreement on the date hereof
Re:	Third Amended and Restated Credit Agreement dated as of June 25, 2010 (the “Credit Agreement”) among Kennametal Inc. (the “Company”), Kennametal Europe GmbH, the Lenders from time to time party thereto (the “Lenders”); Bank of America, N.A., London Branch (as “Euro Swingline Lender”); PNC Bank, National Association and JPMorgan Chase Bank, N.A. (as “Co-Syndication Agents”); Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company (as “Co-Documentation Agents”); and Bank of America, N.A. as the Administrative Agent (the “Agent”)(the Co-Syndication Agents, Co-Documentation Agents, the Lenders and the Agent being referred to collectively herein as the “Lender Parties”).
Ladies and Gentlemen:
     We have acted as special counsel to the Company and the subsidiaries of the Company named on Schedule II attached hereto (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Company and the Subsidiary Guarantors being referred to herein collectively as the “Credit Parties” and each, individually, as a “Credit Party”) in connection with the preparation, execution and delivery of the following documents:
(a)	the Credit Agreement;

(b)	the Notes delivered to certain of the Lenders on the date hereof; and

(c)	the Guarantee.
     The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Credit Documents.” Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 4.1(e) of the Credit Agreement.

Bank of America, N.A. and lenders
June 25, 2010
Page - 2 -
In connection with this opinion, we have examined:
A.	the Credit Agreement, signed by the Company, Kennametal Europe GmbH (“Kennametal Europe”), the Lenders, the Co-Syndication Agents, the Co-Documentation Agents and the Agent; and
B.	each other Credit Document, signed by each Credit Party party thereto.
     In connection with this opinion, we have also examined originals, photocopies of originals or certified copies of certain records, and all such agreements, communications and other instruments, certificates of public officials, certain other certificates and such other documents, records and instruments as we have deemed relevant and necessary as a basis for our opinion herein, including execution forms of the Credit Documents. We have also reviewed such matters of law as we have considered relevant for the purposes of this opinion.
     In our examination, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures on such documents submitted to us as originals (other than those on behalf of the Credit Parties), the legal capacity of natural persons signing such documents, and the conformity to the originals of all copies submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies, and we have relied upon the aforesaid documents with respect to the accuracy of material factual matters contained therein. As to various questions of fact material to this opinion, we have relied, without independent investigation or verification, upon certificates of officers and other representatives of the Credit Parties and certificates of public officials.
     We have also assumed, without verification, for purposes of this opinion, the due authorization, execution and delivery of the Credit Documents by the parties thereto other than the Credit Parties and that the Credit Documents constitute or will constitute legal, valid and binding obligations of the parties to the Credit Documents (other than the Credit Parties), enforceable against the parties to the Credit Documents (other than the Credit Parties and Kennametal Europe) in accordance with their terms.
     Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
1.	Each of the Credit Parties (a) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation, (b) has the corporate power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party, and (c) has duly authorized, executed and delivered each Credit Document to which it is a party.

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June 25, 2010
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2.	The execution and delivery by any Credit Party of the Credit Documents to which it is a party, and borrowings with respect to the Company in accordance with the terms of the Credit Documents and performance of its payment obligations thereunder (a) will not result in any violation of (1) the Certificate of Incorporation, Articles of Incorporation or By-Laws of such Credit Party, and (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any federal, New York or Pennsylvania statute or any rule or regulation issued pursuant to any New York, Pennsylvania or federal statute or any order known to us issued by any court or governmental agency or body, and (b) will not breach or result in a default under any material contract listed on Schedule III hereto (collectively, the “Material Agreements”) or result in the creation of any lien upon or security interest in the Credit Parties’ properties.
3.	No consent, approval, authorization, order, filing, registration or qualification of or with any federal, New York or Pennsylvania governmental agency or body is required for the execution and delivery by any Credit Party of the Credit Documents to which it is a party, the borrowings by any Credit Party in accordance with the terms of the Credit Documents or the performance by the Credit Parties of their respective payment obligations under the Credit Documents.
4.	Assuming that each of the Credit Documents is a valid and legally binding obligation of Kennametal Europe and each of the other parties thereto (other than the Credit Parties), each Credit Document constitutes the valid and legally binding obligation of each Credit Party which is a party thereto, and is enforceable against such Credit Party and Kennametal Europe in accordance with its terms.
5.	To our knowledge, without any independent searches of court dockets,
(i) there is no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending, to which any Credit Party is a party or to which the business, assets or property of any Credit Party is subject, and
(ii) no such action, suit or proceeding is threatened to which any Credit Party or the business, assets or property of any Credit Party would be subject, that, in each case, questions the validity of any of the Credit Documents.
6.	No Credit Party is (a) an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended, or (b) a “holding company,” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

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June 25, 2010
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7.	Assuming that the Company will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Notes by the Company and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     Our opinion in paragraph 4 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws from time to time in effect relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law or in a bankruptcy proceeding), and (iii) an assumption that the Lender Parties will act in good faith, and with fair dealing and commercial reasonableness, in exercising their rights and remedies thereunder.
     In addition to the qualifications set forth above, the foregoing opinions are subject to the following qualifications:
(a)	We express no opinion on the enforceability under certain circumstances of provisions of the Credit Documents (i) which waive any rights afforded to any party thereto under any statute or constitutional provision or any public policy, (ii) that purport to prevent oral modification or waivers, (iii) that broadly purport to ratify unknown actions of the Lender Parties or any of them prior to said actions having been taken, (iv) the breach of which a court concludes is not material or does not adversely affect the Lender Parties or any of them, or (v) that provide that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that the election of some remedy or remedies does not preclude recourse to one or more other remedies;

(b)	The enforceability of certain of the remedies, waivers and other provisions of the Credit Documents may be further subject to the exercise of judicial discretion;

(c)	We express no opinion on the enforceability of setoff rights set forth in the Credit Documents against assets in or against which another party has a perfected security interest or other Lien;

(d)	The provisions regarding the remedies available to you on default as set forth in the Credit Documents are subject to certain procedural requirements and applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings and other laws, which are not reflected in the Credit Agreement. These procedural requirements and other laws affect and may restrict rights and

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June 25, 2010
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remedies stated to be available to you, but such procedural requirements and other laws would not, in our view, deprive you of the economic and substantive and legal benefit of the rights provided thereby;

(e)	For purposes of the opinion in paragraph 2(a)(2), we have considered only such laws and regulations that in our experience are typically applicable to transactions of the nature contemplated by the Credit Documents. Without limiting the generality of the foregoing, we express no opinion as to federal and state antitrust and unfair competition laws and regulations;

(f)	We express no opinion with respect to the statutes, ordinances, administrative decisions, rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing;

(g)	Our opinion is subject to judicial decisions which indicate that public policy may render unenforceable provisions respecting payment of unreasonable costs and expenses of enforcement, including, without limitation, attorneys’ fees;

(h)	We express no opinion on the enforceability of any provision in the Credit Documents that purport to (i) preclude the modification of the Credit Documents through conduct, custom, or course of performance, action or dealing, or (ii) waive or limit lender liability for negligent acts or omissions;

(i)	We express no opinion as to (i) the effect on the enforceability of the Credit Documents of any agreement by and among the Lenders or the Lenders, the Co-Syndication Agents, the Co-Documentation Agents and the Agent which imposes limitations on the rights and benefits of individual Lenders under the Credit Documents, or (ii) compliance with fiduciary duty requirements;

(j)	We express no opinion on the enforceability of any provisions in the Credit Documents relating to conflicts of law, consent to jurisdiction, choice of forum or choice of law;

(k)	We express no opinion on the enforceability of any provision of the Credit Documents (i) granting or creating rights not available under New York or Pennsylvania law relating to self-help or imposing penalties or forfeitures

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June 25, 2010
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including, without limitation, increased rates and late payment charges upon delinquency in payment or the occurrence of a default should the same be characterized as penalties or forfeitures, or (ii) purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties;

(l)	We express no opinion with respect to the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(m)	We express no opinion on the validity or enforceability of any provisions of the Credit Documents under which any party thereto disclaims any obligations of good faith, fair dealing, diligence, commercial reasonableness and/or care, or prior notice which are prescribed by the Uniform Commercial Code in effect in the State of New York as of the date hereof;

(n)	We express no opinion as to the enforceability of any rights to contribution, indemnification or exculpation provided for in the Credit Documents which are violative of public policy underlying any law, rule or regulation (including federal securities law, rule or regulation); and

(o)	With respect to the opinion given regarding Kennametal Europe in paragraph (4) above, in addition to the same assumptions and qualifications set forth in this opinion with respect to the Credit Parties and to the assumption set forth in paragraph (4) above regarding Kennametal Europe, (1) we have assumed, in addition to the Credit Documents to which it is a party being valid and binding obligations of Kennametal Europe, that Kennametal Europe (w) has been duly formed and is validly existing under its jurisdiction of formation, (x) has all necessary corporate or other power to enter into such Credit Documents, (y) has taken all necessary corporate or other action to duly authorize such Credit Documents in accordance with any and all applicable laws, rules or regulations, and (z) has duly executed and delivered such Credit Documents in accordance with any and all applicable laws, rules or regulations, (2) we have assumed that there are no applicable laws, rules or regulations (excluding New York or federal law) of jurisdictions which would provide Kennametal Europe with a defense against enforceability of the Credit Documents to which it is a party, and (3) we do not represent

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June 25, 2010
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Kennametal Europe and have neither performed any procedures to verify assumptions regarding it nor engaged in any due diligence regarding it.
     We express no opinion as to financial statements (including any schedules and notes thereto) or any other financial, accounting or statistical data or calculations or tests or securities filings directly or indirectly included or referenced in, delivered pursuant to or related to the Credit Documents or any other document.
     The phrase “to our knowledge” or words of similar import, as used herein with respect to the existence or absence of facts means that during the course of our representation of the Credit Parties, no information that would give us current actual knowledge of the existence or absence of such facts has come to the attention of the attorneys of this firm giving substantive legal services to the Credit Parties. We have not undertaken any independent investigation to determine the existence or absence of such facts. No inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our engagement as counsel to the Credit Parties generally.
     We do not express any opinion herein concerning any law other than the laws of the State of New York, the Commonwealth of Pennsylvania, the federal laws of the United States and the Delaware General Corporation Law as they currently exist.
     This opinion is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm, corporation or governmental agency without our prior written consent; provided that you may disclose this opinion letter to your permitted participants in, and permitted assignees of, the Credit Documents and their counsel, and such persons may rely upon this opinion letter.
     This opinion is issued as of the date hereof and is necessarily limited to the laws now in effect and the facts and circumstances known to the undersigned on the date hereof. We are not assuming any obligation to review or update this opinion should applicable law or the existing facts or circumstances change.

Very truly yours, Buchanan Ingersoll & Rooney PC
By:
Assistant Vice President - Opinions

Schedule I
Bank of America, N.A.
PNC Bank, National Association
JPMorgan Chase Bank, N.A.
Bank of Tokyo-Mitsubishi UFJ Trust Company
Citizens Bank of Pennsylvania
Mizuho Corporate Bank, Ltd.
Comerica Bank
Commerzbank AG New York and Grand Cayman Branches
HSBC Bank USA, National Association
Intesa Sanpaolo S.p.A New York Branch
U.S. Bank National Association
First Commonwealth Bank
TriState Capital Bank

Schedule II
Subsidiary Guarantors
Kennametal holdings europe, inc., a Delaware corporation
Kennametal Widia holdings inc., a Delaware corporation

SCHEDULE III
Material Agreements
1.	Rights Agreement effective as of November 2, 2000— Filed as Exhibit 1 to the Form 8-A dated October 10, 2000.
2.	First Amendment to Rights Agreement effective as of October 6, 2004 — Filed as Exhibit 4.1 to the Form 8-K dated October 6, 2004.
3.	Management Performance Bonus Plan — Attached as Appendix A to the 2005 Proxy Statement filed on September 26, 2005.
4.	Deferred Fee Plan for Outside Directors — Filed as Exhibit 10.1 to the December 31, 2008 Form 10-Q.
5.	Executive Deferred Compensation Trust Agreement — Filed as Exhibit 10.5 to the June 30, 1988 Form 10-K.
6.	Directors Stock Incentive Plan, as amended and restated — Filed as Exhibit 10.2 to the December 31, 2008 Form 10-Q.
7.	Performance Bonus Stock Plan of 1995, as amended and restated — Filed as Exhibit 10.3 to the December 31, 2008 Form 10-Q.
8.	Stock Option and Incentive Plan of 1996 — Filed as Exhibit 10.14 to the September 30, 1996 Form 10-Q.
9.	Stock Option and Incentive Plan of 1992, as amended — Filed as Exhibit 10.8 to the December 31, 1996 Form 10-Q.
10.	Form of Employment Agreement with Carlos M. Cardoso — Filed as Exhibit 10.9 to the June 30, 2000 Form 10-K.
11.	Form of Amended and Restated Employment Agreement with Named Executive Officers (other than Mr. Cardoso) — Filed as Exhibit 10.6 to the December 31, 2008 Form 10-Q.
12.	Form of Amendment to Amended and Restated Employment Agreement with Named Executive Officers (other than Mr. Cardoso) — Filed as Exhibit 10.6 to the December 31, 2008 Form 10-Q.
13.	Schedule of Named Executive Officers who have entered into Form of Amended and Restated Employment Agreement and Form of Amendment — Filed as Exhibit 10.7 to the December 31, 2008 Form 10-Q.

14.	Form of Indemnification Agreement — Filed as Exhibit 10.2 to the March 22, 2005 Form 8-K.
15.	Schedule of Named Executive Officers who have entered into Form of Indemnification Agreement — Filed as Exhibit 10.19 to the June 30, 2008 Form 10-K.
16.	Supplemental Executive Retirement Plan, as amended — Filed as Exhibit 10.9 to the December 31, 2008 Form 10-K.
17.	Kennametal Inc. 1999 Stock Plan — Filed as Exhibit 10.5 to the June 11, 1999 Form 8-K.
18.	Kennametal Inc. Stock Option and Incentive Plan of 1999 — Filed as Exhibit A to the 1999 Proxy Statement.
19.	Letter Agreement amending Employment Agreement dated December 6, 2005 between Kennametal Inc. and Carlos M. Cardoso — Filed as Exhibit 10.2 to the December 9, 2005 Form 8-K.
20.	Amendment No. 3 to Employment Agreement with Carlos M. Cardoso — Filed as Exhibit 10.5 to the December 31, 2008 Form 10-Q.
21.	Stock Purchase Agreement to purchase the Widia Group in Europe and India from Milacron, Inc. dated May 3, 2002 — Filed as Exhibit 2.1 to the Form 8-K for the event dated May 6, 2002.
22.	Kennametal Inc. Stock and Incentive Plan of 2002, as amended and restated on October 21, 2008 — Filed as Appendix A to the 2008 Proxy Statement filed September 8, 2008..
23.	Forms of Award Agreements under the Stock and Incentive Plan of 2002 (as amended and restated) — Filed as Exhibit 10.18 to the June 30, 2004 Form 10-K.
24.	Form of Restricted Stock Unit Award under the Stock and Incentive Plan of 2002 (as amended and restated) — Filed as Exhibit 10.1 to the November 5, 2009 Form 10-Q.
25.	Kennametal Inc. 2008 Strategic Transformational Equity Program — Filed as Exhibit 10.2 of the December 31, 2007 Form 10-Q.
26.	Form of Award Agreement under the Kennametal Inc. 2008 Strategic Transformational Equity Program — Filed as Exhibit 10.3 to the December 31, 2007 Form 10-Q.
27.	Kennametal Inc. 2006 Executive Retirement Plan (for Designated Others) (as amended effective December 30, 2008) — Filed as Exhibit 10.8 to the December 31, 2008 Form 10-Q.
28.	Description of Compensation Payable to Non-Employee Directors — Filed as Exhibit 10.23 to the June 30, 2008 Form 10-K.

29.	Indenture by and between Kennametal Inc. and Bank One Trust Company, N.A., as Trustee, dated as of June 19, 2002 — Filed as Exhibit 4.1 to the Form 8-K dated June 14, 2002.
30.	First Supplemental Indenture by and between Kennametal Inc. and Bank One Trust Company, N.A., as Trustee, dated as of June 19, 2002 — Filed as Exhibit 4.2 to the Form 8-K dated June 14, 2002.
31.	Stock Purchase Agreement by and among JLK Direct Distribution, Inc., Kennametal Inc., MSC Industrial Direct Co., Inc. and MSC Acquisition Corp. VI dated March 15, 2006 — Filed as Exhibit 2.1 to the March 16, 2006 Form 8-K.
32.	Success Letter Agreement by and among Michael P. Wessner and Kennametal Inc. dated March 14, 2006 — Filed as Exhibit 10.1 to the March 20, 2006 Form 8-K.

EXHIBIT D-2
FORM OF LEGAL OPINION OF CMS von ERLACH HENRICH
See attached.

Bank of America, N.A., as administrative agent under the
Credit Agreement referred to below
100 Federal Street
Boston, MA 02110
United States
and
each of the Lenders from time to time party to the Credit
Agreement referred to below
CMS von Erlach Henrici Ltd
Dreikönigstrasse 7
P.O. Box
CH-8022 Zürich

Tel +41 44 285 11 11
Fax +41 44 285 11 22
office@cms-veh.com
www.cms-veh.com

Dr. Kaspar Landolt, LL.M.
Attorney at law
kaspar.landolt@cms-veh.com

Oliver Blum, M.A.E.S., LL.M.
Attorney at law
oliver.blum@cms-veh.com

Kennametal Europe GmbH, Switzerland	June 25, 2010 200559/03/01/00630045.doc/KLA/kla
Ladies and Gentlemen,
We are acting as Swiss counsel to Kennametal Europe GmbH, Neuhausen am Rheinfall, Switzerland (Company) and, in that capacity, we have been asked to provide a legal opinion on matters of Swiss law in connection with the Credit Agreement (as defined below).
1. Documents
For the purpose of this opinion we have examined and relied upon the following documents (Documents, and each a Document):
1.1	A pdf copy of the executed USD 500,000,000 Third Amended and Restated Credit Agreement among Kennametal Inc., the Company and the other Foreign Borrowers, as the borrowers, the Lenders, the Co-Syndication Agents, the Co-Documentation Agents and Bank of America, N.A., as administrative agent, dated June 25, 2010, (Credit Agreement);

1.2	pdf copies of the Notes signed by the Company in favour of Bank of America, N.A.; PNC Bank, National Association; Citizens Bank of Pennsylvania; and Comerica Bank, all dated June 25, 2010 (Notes);

1.3	a certified excerpt from the commercial register of the Canton of Schaffhausen regarding the Company, dated June 17, 2010; and
CMS von Erlach Henrici Ltd is a member of CMS, the transnational legal and tax services organisation.
CMS law firms: CMS Adonnino Ascoli & Cavasola Scamoni (Italy), CMS Albiñana & Suárez de Lezo (Spain), CMS Bureau Francis Lefebvre (France), CMS Cameron McKenna (United Kingdom), CMS DeBacker (Belgium), CMS Derks Star Busmann (Netherlands), CMS von Erlach Henrici (Switzerland), CMS Hasche Sigle (Germany), CMS Reich-Rohrwig Hainz (Austria)
Registered with the Attorneys’ Registry

1.4	a copy of the articles of incorporation of the Company, dated August 9, 2005 and certified on June 17, 2010 (Articles of Incorporation).
Capitalized terms used but not defined herein shall have the meaning given by the Credit Agreement. The terms “known to us” and “to our knowledge” as used herein refer to such lawyers of our firm only who have been involved in rendering legal services to the Company, i.e. Oliver Blum and Kaspar Landolt.
2.	Assumptions
For the purposes of this opinion, we have without further inquiry assumed:
2.1	that all parties to the Credit Agreement other than the Company are validly existing and duly organized under the laws applicable to such legal entities;

2.2	the genuineness of all signatures on, and the authenticity, correctness and completeness of, each Document and all Documents as a whole as of the date hereof, including facsimile and electronic copies;

2.3	the legal capacity of the individuals whose signatures appear on the Documents;

2.4	the lack of defects of intention (Willensmängel) on the part of the parties to the Agreement;

2.5	to the extent applicable, that the Documents have been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than the laws of Switzerland);

2.6	that the Credit Agreement and each of the Notes constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than the laws of Switzerland);

2.7	that each party to the Credit Agreement (other than the Company) is generally subject to civil and commercial law and to legal proceedings and none of those parties or any of their assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any jurisdiction, service of process, judgment, execution, set-off, attachment or other legal process;

2.8	that all acts are performed (and any acts required by the Credit Agreement not to be done are not performed) and all conditions are satisfied in each case in accordance with the terms of the Credit Agreement and in accordance with the applicable laws;

2.9	that the parties have obtained and will obtain at the appropriate time and will maintain in force any approval, consent or authorisation and will make all filings and registrations required in connection with the Credit Agreement, the Notes and the transactions contemplated by the Credit Agreement and the Notes under any laws (other than the laws of Switzerland);

2.10	that the transactions contemplated in the Credit Agreement and the Notes are entered into for bona fide commercial reasons, constitute at arm’s length transactions and are made for adequate compensation; and

2.11	that the obligations of the Company under the Credit Agreement and the Notes, which are governed by the law of the State of New York on which we cannot judge, are several and not joint and that, consequently, the Company is not liable for the obligations of any other Borrower under the Credit Agreement or the Notes (no up-stream or cross-stream obligations).
3.	Opinion
Based upon, in reliance on and subject to the Documents and the comments, assumptions, qualifications, exceptions and limitations set out herein and subject to any factual matters, documents or events not disclosed to us by the parties concerned, having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized, validly existing and registered in the commercial register of the Canton of Schaffhausen in accordance with the laws of Switzerland.

3.2	The Company has the requisite corporate power and capacity to enter into and perform the Credit Agreement and the Notes.

3.3	The Credit Agreement and the Notes have been duly authorized and executed by the Company.

3.4	The execution by the Company of the Credit Agreement and the Notes, and borrowings of the Company in accordance with the terms of the Credit Agreement and the Notes and performance of its payment obligations thereunder (a) will not violate (i) any provision of the Articles of Incorporation, or (ii) any laws of Switzerland or any political subdivision thereof or any order known to us issued by any court or governmental agency or body, and (b) will not breach or result in a default under any material contract known to us entered into by the Company.

3.5	The execution and performance by the Company of the Credit Agreement and the Notes do not require notarization or any authorization, approval or consent of, or filing or registration with, any government authority of Switzerland or any political subdivision thereof.

3.6	To our knowledge, without any independent searches of court dockets, debt collection registers and any other sources,
3.6.1.	there is no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending, to which the Company is a party or to which the business, assets or property of the Company is subject, and

3.6.2.	no such action, suit or proceeding is threatened to which the Company or the business, assets or property of the Company would be subject, that in each case questions the validity of the Credit Agreement or the Notes.

3.7	Under Swiss law, (a) no stamp, registration or other documentary tax of any kind imposed by any government authorities in Switzerland is payable in respect of the execution, performance or enforcement of the Credit Agreement and the Notes and (b) interest payments under the Credit Agreement and the Notes are not subject to any Swiss taxes requiring any deduction or withholding by the Company, if, and as long as, (i) not more than ten lenders who are not Qualifying Banks participate in the Credit Agreement and/or the Notes (directly or indirectly through sub-participation), (ii) during the term of the Credit Agreement and/or the Notes the Company does not have more than ten creditors extending interest-bearing credit to it who are not Qualifying Banks, (iii) none of the aforesaid lenders or creditors are affiliates of the Company, and (iv) the obligations of the Borrowers under the Credit Agreement and/or the Notes are not secured by securities over Swiss real estate. For purposes of this clause 3.7, the term Qualifying Banks shall mean any Swiss or foreign financial institution acting for its own account which (a) qualifies as a bank pursuant to the laws of the jurisdiction where its office is located, in which it books the loan under the Credit Agreement, and which carries on a genuine banking activity as per explanatory notes of the Swiss Federal Tax Administration no. S-02.128 (1.2000), S-02.122.1 (4.1999) and S-02.123 (9.1986) as amended from time to time, and (b) has its tax domicile in a jurisdiction which has entered into a double taxation treaty with Switzerland providing for a full exemption of tax imposed on interests.

3.8	The laws of Switzerland do not require any of the Lenders to book or fund its Loan in Switzerland or prevent any of the Lenders from booking or funding its Loan in or from any other jurisdiction, including the United States of America.

3.9	The choice of the laws of the State of New York as the law governing the Credit Agreement and the Notes is valid under the relevant rules of the Swiss Private International Law Statute (PILS) and will be recognised by Swiss courts.

3.10	A final judgement against the Company in respect of the Credit Agreement and/or the Notes duly obtained in competent courts of the State of New York or the competent courts of the United States for the Southern District of New York will be recognised and enforceable in Switzerland in accordance with and subject to the rules of art. 25 et seq. PILS, without a retrial on the merits.

4.	Qualifications
This opinion is subject to the following qualifications, each of which is separate and not limited by any other qualification or other statements herein, even if such qualifications and statements partly or fully deal with the same subject matter:
4.1	We express no opinion with regard to the correctness or completeness of any representation made by any party under the Credit Agreement.

4.2	Where the Credit Agreement vests a party with discretion or the right to determine a matter or amount in its opinion, Swiss law will require that such discretion is exercised reasonably and that such opinion is based upon reasonable grounds, and in each case with reference to facts and circumstances not under the control of such party (e.g. market quotes).

4.3	The maximum interest rate which may be validly agreed upon under Swiss law is limited by art. 20 (nullity) and art. 21 (overreaching) of the Swiss Code of Obligations (CO), whereby the term “interest” comprises commissions, fees and other charges as well as costs other than true expenses of the lender in favour of the borrower. The Swiss Federal Supreme Court held that an interest rate of 26% p.a. was excessive under art. 20 CO, while it regarded a rate of 18% p.a. to be in line with the law. Legal authors have taken the position that the maximum rate permitted under art. 20 and 21 CO, as a rule, must not exceed 18% p.a., provided, however, that specific circumstances, such as in particular specific risks, may justify higher interest rates.

4.4	The effectiveness of a choice of law clause is limited by the following PILS rules:
4.4.1.	a Swiss court must establish the content of the applicable foreign law ex officio. However, the court may request the collaboration of the parties and, in commercial matters, the proof of the applicable foreign law may be imposed on them. If the content of the foreign law is not ascertainable, the court will apply Swiss law (Art. 16 PILS);
4.4.2.	a Swiss court may refuse to give effect to any foreign law provision if such provision is inconsistent with Swiss public policy (Art. 17 PILS);

4.4.3.	a Swiss court would further be bound to apply such provisions of Swiss law which, in view of their special relevance for public policy, must be applied without regard to the choice of law (“lois d’application immédiate”, Art. 18 PILS); and

4.4.4.	in lieu of the law chosen by the parties, a Swiss court may take into account mandatory provisions of another foreign law if legitimate and evidently overriding interests of one party so require and the matter has a close nexus to such other law (Art. 19 PILS).
4.5	The recognition and enforcement of a foreign judgement in Switzerland is subject to the following PILS rules:
4.5.1.	a Swiss court may refuse to give effect to any foreign judgement if such judgement is inconsistent with Swiss public policy (art. 27 para. 1 PILS);

4.5.2.	a Swiss court may refuse to give effect to any foreign judgement if a party to such judgement can establish
a)	that under the laws of its domicile such party had not received proper service of process (art. 27 para. 2 lit. a PILS);

b)	that the judgement was rendered in violation of fundamental principles of Swiss procedural law, in particular the right to be heard (art. 27 para. 2 lit. b PILS); or

c)	that a lawsuit between the same parties concerning the same case was first initiated in Switzerland or first decided in a third country, provided the requirements for the recognition of such decision are met (art. 27 para. 2 lit. c PILS).
4.6	Clause 9.12(iii) of the Credit Agreement whereby the Company agrees to service of process by mailing a copy of actions or proceedings by registered or certified mail or any substantially similar form of mail at its address set forth in clause 9.2 of the Credit Agreement or at such other address of which the Administrative Agent shall have been notified and the analogous provision in the second-last paragraph of the Notes are not valid from a Swiss law perspective to the effect that a foreign judgment rendered based on such service of process will not be recognised and enforceable in Switzerland.
4.7	There is a remote risk which cannot entirely be excluded that a Swiss court would declare an irrevocable appointment of an agent for service of process as per clause 2.33(c) of the Credit Agreement to be inconsistent with Swiss public policy and, thus, would recognize a revocation without regard to a New York State law provision stating otherwise.

4.8	Article 14 of the Swiss Withholding Tax Law provides that an agreement contradictory to the mandatory requirement that withholding taxes must be charged to the recipient of a taxable payment (such as interest, dividends etc.) is void. While no binding court decisions or rulings dealing with the issue exist, legal scholars have expressed the opinion that tax gross-up agreements fall under this statutory rule. Any tax gross-up provisions contained in the Credit Agreement, such as in particular in clause 2.25(a) of the Credit Agreement, may, therefore, not be enforceable against the Company.

4.9	Swiss law restricts the parties’ right to provide for specific contractual rules with respect to evidence. The parties provided for rules on evidence, inter alia, in clause 2.32 of the Credit Agreement. A Swiss court where a claim is filed against the Company is likely to disregard such clauses. Further, there is a risk that a foreign judgment obtained against the Company based on such clauses may not be recognised and enforced in Switzerland.

4.10	Under Swiss law, the granting of guarantees, securities, indemnifications or the like for obligations of affiliates (“upstream and cross-stream undertakings”) by a Swiss company at non-arm’s length terms and payments of a Swiss company under such undertakings are deemed dividend distributions subject to the applicable rules of Swiss corporate law. As a consequence, any such payments may only be made out of the freely distributable balance sheet reserves of the relevant Swiss company. Further, since clear statutory rules and case law dealing with the issue of upstream and cross-stream undertakings do not exist in Switzerland, the entering into the upstream and cross-stream undertakings as well as each single payment thereunder may require the approval of the shareholders’ meeting of the relevant Swiss company. Finally, the articles of incorporation of the Swiss company may have to explicitly set forth that the Swiss company is permitted to enter into upstream and cross-stream undertakings. In the case at issue, the Articles of Incorporation do not set forth that the Company is permitted to enter into upstream and cross-stream undertakings. Moreover, in spite of the limitations pursuant to clause 2.35 of the Credit Agreement, it cannot be excluded that some obligations of the Company qualify as upstream or cross-stream undertakings. Accordingly, there is a risk that such obligations are null and void.
4.11	Upstream and cross-stream undertakings granted at non-arm’s length terms are also treated as dividend distributions for tax purposes. Therefore, there is a risk that the Company may become subject to Swiss withholding tax of up to 53.8% of (i) the amount of a guarantee or similar fee customarily paid to a guarantor under similar circumstances, (ii) the amounts paid under the upstream and cross-stream undertakings (if any), and (iii) if at the time of the grant of the upstream and cross-stream undertakings it was foreseeable that the affiliate for whose obligations the upstream and cross-stream undertakings have been granted might become insolvent, the entire amount of the upstream and cross-stream undertakings. Further, for income tax purposes, (i) the amount of an adequate guarantee or similar fee may be deemed profit of the Company, (ii) payments under the upstream and cross-stream undertakings may not be admissible as deductible business expenses, and (iii) any provisions made in respect of the upstream and cross-stream undertakings may be disregarded.

4.12	The opinions expressed herein may be affected by applicable bankruptcy, insolvency, avoidance, liquidation, arrangement, moratorium, or other similar laws of general application to which the parties to the Credit Agreement are or may become subject.

4.13	Claims brought by the bankruptcy or composition administration of a foreign creditor are only enforceable to a limited extent in Switzerland in accordance with art. 166 et seq. PILS.

4.14	The enforcement of a claim or of a final court decision against the Company under the Credit Agreement and the Notes may be affected by the expiry of a statute of limitations period or by defences of set-off or counterclaim.

4.15	In order to be enforceable in debt enforcement proceedings (Betreibungsverfahren) in Switzerland a money claim must be converted into Swiss Francs (Art. 67 para. 1 section 3 of the Swiss Federal Statute on Debt Enforcement and Bankruptcy).

4.16	There is a risk, which cannot be entirely excluded, that the documents set forth in clauses 1.3 and 1.4 above do not reflect that, in respect of the Company, (i) a voluntary winding-up resolution has been passed, (ii) a petition has been presented or order made by a court for the bankruptcy or moratorium, or (iii) a bankruptcy administrator, commissioner, liquidator or similar officer administering insolvency proceedings has been appointed. To our knowledge and after having inquired with the President and Managing Director of the Company, we are

not aware of any such resolutions being passed, such petitions being presented, or such orders or appointments being made.
4.17	The term “enforceable” when used in this opinion means that such obligation is of a type and form generally enforced by the Swiss courts. It does not mean that those obligations will necessarily be enforced in accordance with their terms and conditions or by or against third parties or in foreign jurisdictions in all circumstances throughout the duration of the Credit Agreement or the Notes. Nor does it mean that any particular remedy will be available or that a party will, or will be able to, comply with or satisfy any judgment, order or award that may be entered or made against it.

4.18	Under the doctrine of clausula rebus sic stantibus, a court may amend, terminate or rescind an agreement upon request of a party thereto, if relevant circumstances have unexpectedly changed to an extent so that the requesting party cannot in good faith be expected to adhere to the unchanged agreement.

4.19	In this opinion, Swiss legal concepts, actions, remedies and legal documents are referred to in English terms and not in their original Swiss language terms. Such terms are used herein exclusively in the Swiss legal context and may have a meaning different from the meaning of the same English terms as they are used in the context of foreign laws.

4.20	To the extent that the entering into, or the settlement of, payment obligations is in breach of the currency exchange regulations of a country that is a member of the International Monetary Fund, these obligations may not be enforceable in Switzerland (Art. VIII para. 2 lit. b IMF Agreement).

4.21	Unless expressly set forth herein otherwise, we express no opinion with regard to tax matters.

4.22	Under Swiss law, contractual severability provisions are valid only if the contract at issue is capable of surviving as a valid agreement without the invalid clauses.

4.23	Swiss courts do not consider themselves bound by provisions stating that an agreement may only be amended in writing.
5.	Limitations
This opinion is confined to matters of Swiss law currently in force and as applied by Swiss courts or interpreted by the relevant legal scholars at the date hereof. We have made no investigation of the laws of any country other than Switzerland and we do not express or imply any opinion thereon.
This opinion is given solely (i) to, and for the benefit of, Bank of America, N.A., as the Administrative Agent under the Credit Agreement and each of the Lenders from time to time party to the Credit Agreement and (ii) with respect to the Credit Agreement and the Notes. Without our prior written consent, it may not be disclosed to any other party or relied upon by any other party or for any other purpose; provided that this opinion may be disclosed to, and relied upon by, the permitted participants in, and permitted assigns of, the Credit Agreement and the Notes and further provided that this opinion may be disclosed to, but not relied upon by, counsel of such persons. This opinion may not be quoted or referred to in any public document or filed with any government authority or other person, without, in each instance, our prior written consent.
We disclaim any obligation or liability to keep ourselves informed, or update you, on any relevant developments after the date hereof, respectively, with regard to the Documents, after their dates.
This opinion is given by CMS von Erlach Henrici Ltd, which is a legal entity, incorporated and registered in Switzerland, but not by or on behalf of any other CMS law firm. CMS von Erlach Henrici Ltd assumes liability, and is responsible, for this opinion. No individual is liable to any person for this opinion. The expressions “we”, “us”, “our” and similar expressions in this opinion should be construed accordingly.
6. Governing Law and Place of Jurisdiction
This opinion may only be relied upon on the conditions that (i) this opinion is in all respects governed by, and construed in accordance with, Swiss law, and (ii) exclusive place of jurisdiction for all disputes arising in connection with this opinion is Zurich, Switzerland.
Yours sincerely,
CMS von Erlach Henrici Ltd

Kaspar Landolt	Oliver Blum

EXHIBIT F
FORM OF ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY
CONFIDENTIAL

FAX ALONG WITH COMMITMENT LETTER TO:

FAX #

I. Borrower Name:

$	Type of Credit Facility

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement YES NO

•	Coming in via Assignment YES NO
III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

IntraLinks E Mail Address:

Does Secondary Operations Contact need copy of notices?                     YES                      NO

FORM OF ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY
CONFIDENTIAL

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:
(Bank Name)

(ABA #)

(Account #)

(Attention)
VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)
IX. Organizational Structure and Tax Status

2

FORM OF ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY
CONFIDENTIAL
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	-
Tax Withholding Form Delivered to Bank of America*:

W-9

W-8BEN

W-8ECI

W-8EXP

W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON–U.S. LENDER INSTITUTIONS
1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
2. Flow-Through Entities

3

FORM OF ADMINISTRATIVE DETAILS REPLY FORM – US DOLLAR ONLY
CONFIDENTIAL
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.
*Additional guidance and instructions as to where to submit this documentation can be found at this link:
X. Bank of America Payment Instructions:
Pay to:	Bank of America, N.A. Charlotte, NC ABA # 026009593 New York, NY Acct. # 1366212250600 Attn: Corporate Credit Services, Charlotte, NC Ref: Kennametal Inc

4

EXHIBIT G
FORM OF ISSUING LENDER AGREEMENT
          ISSUING LENDER AGREEMENT dated as of                      ___, 20[___] among the Borrowers (as defined below), [NAME OF ISSUING LENDER], as Issuing Lender (in such capacity, the “Issuing Lender”), and the Administrative Agent (as defined below) for the lenders (the “Lenders”) from time to time party to the Third Amended and Restated Credit Agreement, dated as of June 25, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Company”), Kennametal Europe GmbH and the other Foreign Borrowers from time to time party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A. as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company, as co-documentation agents, Bank of America, N.A., as the Administrative Agent and the other parties thereto.
          The parties hereto have entered into this Issuing Lender Agreement (this “Agreement”) in connection with the Credit Agreement.
          Section 1. Designation as Issuing Lender. The Issuing Lender is hereby designated as an “Issuing Lender” as contemplated by the Credit Agreement and the Issuing Lender agrees, subject to the terms and conditions set forth herein and in the Credit Agreement, to become an Issuing Lender under the Credit Agreement pursuant to which the Issuing Lender agrees to issue and deliver or to extend the expiry of Letters of Credit and to act as Issuing Lender with respect to the Designated Letters of Credit specified on Schedule 1 hereto for the account of the Borrowers in an aggregate undrawn amount at any one time outstanding which does not exceed $____________.
          Section 2. Letters of Credit. On the terms and conditions set forth in the Credit Agreement and relying upon the representations and warranties set forth in the Credit Agreement, the Issuing Lender agrees, at any time and from time to time, in accordance with the provisions of Section 2.6 of the Credit Agreement, to issue Letters of Credit pursuant to the procedures set forth in Section 2.7 of the Credit Agreement. The Issuing Lender agrees that it shall comply with the obligations applicable to an Issuing Lender under the Credit Agreement, including the obligation to give written or telecopy notice to the Borrowers and the Administrative Agent of the matters specified in Section 2.13 of the Credit Agreement.
          Section 3. Obligation to Reimburse. Each Borrower agrees to reimburse each Issuing Lender all amounts required to pay all drafts presented under Letters of Credit in accordance with the provisions of Section 2.9 of the Credit Agreement.
          Section 4. Payment of Fees. Each Borrower agrees to pay the fees on all outstanding Letters of Credit pursuant to the terms of Section 2.14 of the Credit Agreement and the applicable Fee Letter among the Company, the Issuing Lender and the other parties thereto, including for the account of the Issuing Lender a fronting fee per annum as set forth in the Fee Letter on the undrawn and unexpired amount of each Letter of Credit by the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date. In addition, the Borrower shall reimburse the Issuing Lender for customary administrative, issuance, amendment, payment and negotiation charges incurred by such Issuing Lender.
          Section 5. Standby and Documentary Credit Practices. Each Borrower agrees that, except as otherwise expressly agreed to in writing by the Issuing Lender and the Borrower prior to the Issuing Lender’s issuance of any Letter of Credit, to the extent applicable, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each trade Letter of Credit, and, in each case, such rules are incorporated herein by reference and shall be deemed a part hereof and shall apply to the Letters of Credit and to this Agreement.
          Section 6. Obligations Absolute. As and to the extent set forth in Section 2.10 of the Credit Agreement, the obligation of the Borrowers to pay the amounts referred to above in Sections 3 and 4 shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of the Credit Agreement and this Agreement.
          Section 7. Notices. All communications and notices hereunder shall be given as provided in Section 9.2 of the Credit Agreement.
          Section 8. Binding Agreement: Assignments. This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrowers nor the Issuing Lender shall be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement.
          Section 9. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE WITHIN SUCH STATE.
          Section 10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as deliver of a manually executed counterpart of this Agreement.
          Section 11. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Issuing Lender Agreement as of the day and year first above written.

KENNAMETAL INC., as Borrower
By:
Name:
Title:

KENNAMETAL EUROPE GMBH, as Borrower
By:
Name:
Title:

[NAME OF ISSUING LENDER], as the Issuing Lender
By:
Name:
Title:

BANK OF AMERICA, N.A., as the Administrative Agent
By:
Name:
Title:

Schedule 1
to the Issuing Lender Agreement

Issuer	Issue Date	L/C $ Amount	Beneficiary	Expiration Date

EXHIBIT H
FORM OF THIRD AMENDED AND RESTATED GUARANTEE
     THIRD AMENDED AND RESTATED GUARANTEE, dated as of                      ___, 20[___], made by each of the corporations that are signatories hereto (the “Guarantors”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) parties to the Third Amended and Restated Credit Agreement, dated as of June 25, 2010 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Company”) and the other Borrowers party thereto, the Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as the Administrative Agent and the other parties thereto.
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;
     WHEREAS, the Borrowers are members of an affiliated group of Persons that includes each Guarantor;
     WHEREAS, each of the Guarantors has guaranteed the Company’s obligations to the administrative agent and lenders party to the Existing Credit Agreement pursuant to that certain Second Amended and Restated Guarantee, dated as of March 21, 2006 (the “Existing Guarantee”) made by certain of the Guarantors in favor of the administrative agent under the Existing Credit Agreement;
     WHEREAS, the Existing Credit Agreement shall be amended and restated in its entirety by the Credit Agreement as set forth therein and shall remain in full force and effect only as set forth therein;
     WHEREAS, each of the Guarantors wishes to continue to guarantee (or, in the case of any Guarantor hereunder which is not a party to the Existing Guarantee, to guarantee), jointly and severally, absolutely and unconditionally, the payment and performance of the Borrowers’ obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;
     WHEREAS, the proceeds of the extensions of credit will be used in part to enable the Borrowers to make valuable transfers (as determined as provided herein) to each Guarantor in connection with the operation of its business;
     WHEREAS, the Company, the other Borrowers and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit;
     WHEREAS, each of the Guarantors party to the Existing Guarantee and the Administrative Agent on behalf of itself and the Lenders wish to amend and restate the Existing Guarantee as herein provided; and
     WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans or other extensions of credit to the Borrowers under the Credit Agreement that each Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders.
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans and other extensions of credit to the Borrowers under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
     1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     (b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     2. Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
     (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3).
     (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
     (d) This Guarantee shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.
     (e) No payment made by the Company, any other Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Company, any other Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

     3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
     4. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Company, any other Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company, any other Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     5. Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.
     6. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon, this Guarantee; and all dealings between the Company, any other Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company, any other Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance of the Obligations without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any of the Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, any other Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     8. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the Funding Office.
     9. Representations and Warranties. Each Guarantor hereby represents and warrants that:
     (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;
     (b) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary action to authorize its execution, delivery and performance of this Guarantee;
     (c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as affected by Debtor Relief Laws, general equitable principles and an implied covenant of good faith and fair dealing;

     (d) the execution, delivery and performance of this Guarantee will not violate any provision of any Requirement of Law or Contractual Obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of such Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;
     (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;
     (f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties or revenues (1) with respect to this Guarantee or any of the transactions contemplated hereby, or (2) which could reasonably be expected to have a Material Adverse Effect;
     (g) it has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted under the Credit Agreement; and
     (h) it has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Guarantor) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; to the knowledge of such Guarantor, no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge.
     Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each borrowing by any Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.
     10. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     11. Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or any Guarantor to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

     (a) if to the Administrative Agent or any Lender, at its address or transmission number for notices provided in subsection 9.2 of the Credit Agreement; and
     (b) if to any Guarantor, at its address or transmission number for notices set forth under its signature below.
     The Administrative Agent, each Lender and each Guarantor may change its address and transmission numbers for notices by notice in the manner provided in this Section.
     12. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Guarantee signed by all the Guarantors shall be lodged with the Administrative Agent. Delivery of an executed counterpart of a signature page to this Guarantee by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Guarantee.
     13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     14. Integration. This Guarantee represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.
     15. Amendments in Writing, No Waiver, Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent.
     (b) Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 15(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.
     (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     16. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     17. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns. No Guarantor may assign any of its obligations hereunder.
     18. Governing Law. This Guarantee shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

KENNAMETAL HOLDINGS EUROPE, INC.
By:
Name:
Title:

Address for Notices:
c/o Kennametal Inc.
1600 Technology Way
Latrobe, PA 15650
Attention: Vice President and Treasurer
Fax: (724) 539-4668

KENNAMETAL WIDIA HOLDINGS INC.
By:
Name:
Title:

Address for Notices:
c/o Kennametal Inc.
1600 Technology Way
Latrobe, PA 15650
Attention: Vice President and Treasurer
Fax: (724) 539-4668

EXHIBIT I
FORM OF NOTE

$	June 25, 2010

     FOR VALUE RECEIVED, the undersigned                     , a(n)                     (the “Borrower”), hereby promises to pay to the order of                     , (the “Lender”) at the Administrative Agent’s office:
     (a) prior to or on the earlier of the Termination Date or date on which the Loans shall become due and payable in accordance with Section 7 of the Credit Agreement referred to below, the principal amount of                      Dollars ($                    ) or, if less, the aggregate unpaid principal amount of Loans advanced by the Lender to the Borrower pursuant to the Third Amended and Restated Credit Agreement dated as of June 25, 2010 (as amended and in effect from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation, the other borrowers party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as Administrative Agent, and the other parties thereto;
     (b) the principal outstanding (including, without limitation, any Reimbursement Obligations) hereunder from time to time at the times provided in the Credit Agreement; and
     (c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the payment in full of this Note at the times and at the rate provided in the Credit Agreement.
     This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
     The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.
     If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
     No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.
     The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, and to the addition or release of any other party or person primarily or secondarily liable.
     THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT THE ADDRESS SPECIFIED IN §9.2 OF THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     This Note shall be deemed to take effect as a sealed instrument under the laws of the State of New York.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

[APPLICABLE BORROWER]
By:
Name:
Title:

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

EXHIBIT J
FORM OF FOREIGN BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date:                                         ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
This Foreign Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.33 of that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Company”), the other Borrowers from time to time party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as Administrative Agent and the other parties thereto. All capitalized terms used in this Foreign Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Each of [                    ] (the “New Foreign Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the New Foreign Borrower is a wholly-owned Foreign Subsidiary of the Company.
The documents required to be delivered to the Administrative Agent and the other conditions required to be satisfied under Section 2.33 of the Credit Agreement will be furnished to the Administrative Agent or satisfied, as applicable, in accordance with the requirements of the Credit Agreement.
The true and correct unique identification number (if any) that has been issued to the New Foreign Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date hereof and upon satisfaction of the conditions set forth in Section 2.33 of the Credit Agreement, the New Foreign Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the New Foreign Borrower would have had if the New Foreign Borrower had been an original party to the Credit Agreement as a Borrower. The New Foreign Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
The parties hereto hereby request that the New Foreign Borrower be entitled to receive Loans and Letters of Credit under the Credit Agreement, and understand, acknowledge and agree that neither the New

Foreign Borrower nor the Company on its behalf shall have any right to request any Loans or Letters of Credit for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Foreign Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.33 of the Credit Agreement.
The address for notices for the New Foreign Borrower is specified on its signature page hereto. The New Foreign Borrower hereby agrees to the appointment of the Company as its agent for all purposes under the Credit Agreement and the other Loan Documents, as more fully set forth in Section 2.33(c) of the Credit Agreement.
This Foreign Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
The Company hereby acknowledges and agrees that the Company Guarantee remains in full force and effect, and confirms and ratifies all of its obligations thereunder, including, without limitation, its guarantee of the Obligations of the New Foreign Borrower.
THIS FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Foreign Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NEW FOREIGN BORROWER]

By:
Title:

Address for Notices:

KENNAMETAL INC.

By:

Title:

J-2

EXHIBIT K
FORM OF FOREIGN BORROWER NOTICE
Date:                     ,
To: Each of Company and the Lenders party
to the Credit Agreement referred to below
Ladies and Gentlemen:
     This Foreign Borrower Notice is made and delivered pursuant to Section 2.33 of that certain Third Amended and Restated Credit Agreement, dated as of June 25, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Company”), the other Borrowers from time to time party thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender, PNC Bank, National Association and JPMorgan Chase Bank, N.A., as co-syndication agents, Citizens Bank of Pennsylvania and Bank of Tokyo-Mitsubishi UFJ Trust Company as co-documentation agents, Bank of America, N.A., as Administrative Agent and the other parties thereto. All capitalized terms used in this Foreign Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                                        ] shall be a Foreign Borrower and may receive Loans and Letters of Credit for its account on the terms and conditions set forth in the Credit Agreement.
     This Foreign Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title: